Exhibit (d)(1)
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of February 25, 2008
among
Galderma Laboratories, Inc.,
Galderma Acquisition Inc.
and
CollaGenex Pharmaceuticals, Inc.

i

ii

Annex A      Conditions of the Offer
Annex B     Preferred Stockholder Agreement

iii

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of February 25, 2008 (this “Agreement”), is among Galderma Laboratories, Inc., a Delaware corporation (“Parent”), Galderma Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement without definition shall have their meanings as defined in Section 8.11.
          WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company each deems it advisable that Parent acquire the Company on the terms and subject to the conditions provided for in this Agreement;
          WHEREAS, in furtherance thereof it is proposed that such acquisition be accomplished by (a) Purchaser commencing a tender offer to purchase all of the shares of common stock, $0.01 par value, of the Company (“Company Common Stock”) issued and outstanding (each, a “Share” and, collectively, the “Shares”), for $16.60 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any required withholding of Taxes, net to the sellers in cash, on the terms and subject to the conditions provided for in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”), and (b) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which (i) the Shares (other than certain Shares as provided in Section 2.7(b) and Dissenting Shares) will be converted into the right to receive the Offer Price and (ii) the outstanding shares (each, a “Series D-1 Share” and, collectively, the “Series D-1 Shares”) of the Series D-1 Cumulative Convertible Preferred Stock, $0.01 par value, of the Company (the “Series D-1 Preferred Stock”) (other than certain Series D-1 Shares as provided in Section 2.7(b) and Dissenting Shares) will be converted into the right to receive an amount of cash equal to the product of the number of shares of Company Common Stock into which such Series D-1 Shares are convertible pursuant to and in accordance with Section A.5 of the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock, dated as of December 19, 2005 (the “Series D-1 Preferred Stock Certificate of Designation”) multiplied by the Offer Price, subject to any required withholding of Taxes, on the terms and subject to the conditions provided for in this Agreement (the “Merger”);
          WHEREAS, the respective Boards of Directors of the Company, Parent (on its own behalf and as the sole direct or indirect stockholder of Purchaser), and Purchaser have approved this Agreement and resolved that the transactions contemplated by this Agreement are advisable and in the best interests of their respective stockholders, including the consummation of the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL;
          WHEREAS, the Company Board has resolved to recommend that the holders of Company Common Stock (the “Company Stockholders”) accept the Offer, tender their shares of Company Common Stock in the Offer, and, to the extent required by applicable Law, approve the Merger and adopt this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger), in each case, upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, concurrently with the execution of this Agreement, Parent, Purchaser and holders (collectively, the “Company Preferred Stockholders”) of 90% or more of the Series D-1 Shares have entered into a preferred stock purchase and voting agreement, dated as of the date of this Agreement (the “Preferred Stockholder Agreement”), pursuant to which each Company Preferred Stockholder has agreed to, among other things, sell, convey, transfer, assign and deliver to Purchaser all of such Company Preferred Stockholder’s Series D-1 Shares immediately following the time Purchaser purchases Shares in the Offer, a copy of which Preferred Stockholder Agreement is attached as Annex B hereto;
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:
ARTICLE I
The Offer
     SECTION 1.1 The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events or circumstances set forth in clause (iii) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Purchaser), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase all of the Shares at the Offer Price as promptly as reasonably practicable, but in no event later than ten (10) Business Days, after the date of this Agreement; provided, however, that such ten (10) Business Day deadline to commence the Offer will be extended to such date as the Company is ready to file the Schedule 14D-9 on the same date as the commencement of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (x) the satisfaction of the condition that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with Shares (if any) then owned by Parent or any of its Subsidiaries, represents more than 50% of the Shares then outstanding determined on a fully-diluted basis (on a “fully-diluted basis” meaning the number of Shares then issued and outstanding plus all shares of Company Common Stock which the Company may be required to issue as of such date pursuant to options, warrants, convertible securities (other than the shares of Series D-1 Preferred Stock owned, beneficially or of record, as of the date hereof, by the Company Preferred Stockholders) or similar obligations regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) (the “Minimum Condition”), and (y) the satisfaction (or waiver by Purchaser) of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any of such conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares sought to be purchased in the Offer, imposes conditions to the Offer in addition to, or modifies or amends, the conditions set forth in Annex A hereto, waives the Minimum Condition or makes any other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the expiration date of the Offer. Notwithstanding the foregoing, subject to the right of the parties to terminate this Agreement in accordance with Section 7.1, Purchaser may, and at the request of the Company shall, extend the Offer (i) beyond the initial scheduled expiration date, which shall be twenty (20) business days (as defined in Rule 14d-1 under the Exchange Act) following the date of commencement of the Offer, or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser’s obligation to accept for payment and to pay for Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived and (ii) for any period required by any rule, regulation or interpretation of the U.S. Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; provided that Purchaser shall not be required to extend the Offer to a date later than the Outside Date. Each extension of the Offer pursuant to clause (i) of the preceding sentence shall not exceed ten (10) Business Days (or such longer period as the Company and Purchaser may agree in writing in any particular instance) or such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. Subject to the terms of this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable Laws (but in no event later than two (2) Business Days after such expiration date of the Offer). In addition, if, at the expiration date of the Offer, all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement, waived by Purchaser) but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares, if any, then owned by Parent and its Subsidiaries, constitutes less than 90% of the Shares then outstanding, determined on a fully-diluted basis (as defined in Section 1.1(a)), Purchaser may, or at the Company’s request (subject to applicable Laws) shall, provide for one or more “subsequent offering periods” (as contemplated by Rule 14d-11 under the Exchange Act) for at least three (3) but not more than twenty (20) Business Days following the Purchase Date, in which event Purchaser shall (and Parent shall cause Purchaser to) (A) give the required notice of such subsequent offering period and (B) immediately accept and promptly pay for all Shares tendered during the “initial offering period” and immediately accept and promptly pay for all Shares tendered during any “subsequent offering period,” in each case in accordance with Rule 14d-11 under the Exchange Act. On or prior to the date that Purchaser becomes obligated to pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the sellers in cash, upon the terms and subject to the conditions of the Offer. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered in the Offer.

          (b) As promptly as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the “Offer Documents”). Parent and Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder. Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by them for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent and Purchaser shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. In addition, Parent and Purchaser shall provide the Company and its counsel with any comments that Parent or Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, consult with the Company and its counsel prior to responding to any such comments and provide the Company with copies of all such responses.
          (c) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer (or in connection with any subsequent offering period) any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law.
     SECTION 1.2 Company Actions.
          (a) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which, subject to Section 5.2, shall contain the Company Recommendation. The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder. The Company, on the one hand, and each of Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. In addition, the Company shall provide Parent and its counsel with any comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, consult with Parent and its counsel prior to responding to any such comments and provide Parent with copies of all such responses.
          (b) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 7.1 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.
          (c) The Company grants to Parent and Purchaser an irrevocable option (the “Merger Option”) to purchase up to that number of newly issued shares of Company Common Stock (the “Merger Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Purchaser immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding on a fully-diluted basis (after giving effect to the issuance of the Merger Option Shares) for consideration per Merger Option Share equal to the Offer Price; provided, however, that the obligation of the Company to deliver Merger Option Shares upon the exercise of the Merger Option is subject to the condition that no judgment, injunction, order or decree shall prohibit the exercise of the Merger Option or the delivery of the Merger Option Shares in respect of such exercise.
          (d) The Merger Option shall be exercisable only after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Parent or Purchaser as a result of which Parent and Purchaser own beneficially at least 80% of the outstanding shares of Company Common Stock on a fully-diluted basis. The Merger Option shall not be exercisable to the extent that the number of shares of Company Common Stock subject thereto exceeds (x) the number of authorized shares of Company Common Stock available for issuance or (y) the number of shares of Company Common Stock that may be issued to Parent and Purchaser without obtaining stockholder approval under the rules of NASDAQ.
          (e) In the event that Parent or Purchaser wish to exercise the Merger Option, Purchaser shall give the Company one (1) Business Day’s prior written notice specifying the number of shares of Company Common Stock that are owned by Parent and Purchaser immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying the number of Merger Option Shares. At the closing of the purchase of the Merger Option Shares, Parent or Purchaser shall pay to the Company an amount equal to the product of (i) the number of shares of Company Common Stock purchased pursuant to the Merger Option, multiplied by (ii) the Offer Price, which amount shall be paid in cash (by wire transfer or cashier’s check) or, at the election of Parent or Purchaser, by delivery of a promissory note having full recourse to Parent.
          (f) Parent and Purchaser acknowledge that the Merger Option Shares which Parent and Purchaser may acquire upon exercise of the Merger Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Merger Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Parent and Purchaser agree that the Merger Option and the Merger Option Shares to be acquired upon exercise of the Merger Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
     SECTION 1.3 Directors of the Company.
          (a) Upon the purchase of Shares pursuant to the Offer and for so long thereafter as Parent and its Subsidiaries own in the aggregate more than 50% of the outstanding Shares (the “Board Representation Period”), determined on a fully-diluted basis (as defined in Section 1.1(a)), Parent shall be entitled to designate for appointment or election to the Company Board, upon written notice to the Company, such number of directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of Shares so owned by Parent and its Subsidiaries bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, use its reasonable best efforts, subject to compliance with applicable securities Laws and applicable rules of the NASDAQ Global Market (“NASDAQ”), to promptly cause Parent’s designees (and any replacement designees in the event that any designee shall no longer be on the Company Board) to be so appointed or elected to the Company Board and, in furtherance thereof, to the extent necessary, use its reasonable best efforts to increase the size of the Company Board or obtain the resignation of such number of its directors as is necessary to give effect to the foregoing provision. During the Board Representation Period, subject to Section 1.3(c), the Company will cause individuals designated by Parent to constitute such number of members of each committee of the Company Board, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Company Board, other than any committee established to take action under this Agreement which committee shall be composed only of Independent Directors. Notwithstanding the foregoing, until the Effective Time, the Company Board shall have at least two (2) directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (“Independent Directors”); provided for the avoidance of doubt, the director elected by the holders of the Series D-1 Preferred Stock, pursuant to Section A.8 of the Series D-1 Preferred Stock Certificate of Designation may constitute an Independent Director for purposes of this Section 1.3(a); and provided, further, that if the number of Independent Directors shall be reduced below two (2) for any reason whatsoever (or if immediately following consummation of the Offer there are not at least two (2) then-existing directors of the Company who are (A) Qualified Persons and (B) willing to serve as Independent Directors), then the number of Independent Directors required hereunder shall be one (1), unless the remaining Independent Director is able to identify a person who is not then an officer or Affiliate of the Company, Parent or any of their respective Subsidiaries (any such person being referred to herein as a “Qualified Person”; it being understood that, for purposes of this definition, a person that would otherwise not be considered an Affiliate of the Company shall not be deemed an Affiliate of the Company solely because he or she is a director of the Company), willing to serve as an Independent Director, in which case such remaining Independent Director shall be entitled to designate any such Qualified Person to fill such vacancy, and such designated Qualified Person shall be deemed to be an Independent Director for purposes of this Agreement, or if no Independent Directors then remain, the other directors shall be required to designate two (2) Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.
          (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to the Company’s stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 if it receives from Parent and Purchaser the information below on a basis timely to permit such mailing) as is necessary to fulfill the Company’s obligations under Section 1.3(a). The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 1.3(a) shall be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and to Parent’s compliance with its obligations under the following sentence. Parent and Purchaser shall supply the Company such information with respect to Parent and Purchaser and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Parent’s designees under Section 1.3(a), and Parent and Purchaser shall be solely responsible for the accuracy and completeness of such information.
          (c) Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the approval by affirmative vote or written consent of a majority of the Independent Directors then in office (or, if there shall be only one (1) Independent Director then in office, the Independent Director) (the “Independent Director Approval”) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other committee thereof or any other director of the Company, shall, unless otherwise required by applicable Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension by the Company of time for performance of any obligation or action under this Agreement by Parent or Purchaser, (iii) any waiver, exercise or enforcement of any of the Company’s rights under this Agreement, (iv) any other action by the Company which could adversely affect the interests of the stockholders of the Company (other than Parent or any of its Affiliates) or (v) any amendment of the Company Charter Documents. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.
     SECTION 1.4 Stockholders Meeting.
          (a) As promptly as practicable following the acceptance for payment of Shares by Parent or Purchaser or any of their Affiliates pursuant to and in accordance with the terms of the Offer on the Purchase Date (the “Acceptance Time”) (or, if later, following the termination of the subsequent offering period, if any), if required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Charter Documents:
               (i) duly call, give notice of, convene and hold an annual or special meeting of the Company Stockholders and the holders of Series D-1 Preferred Stock (the “Series D-1 Holders”) for the purposes of considering and taking action upon the adoption of this Agreement (the “Company Stockholders Meeting”); and
               (ii) in consultation with Parent, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) to be mailed to the Company Stockholders and the Series D-1 Holders at the earliest practicable date; provided that no amendments or supplements to the Proxy Statement shall be made by the Company without consultation with Parent. Parent shall provide the Company with such information with respect to Parent and its Affiliates as shall be required to be included in the Proxy Statement.
          (b) Notwithstanding the provisions of Section 1.4(a), in the event that Parent, Purchaser and any of Parent’s other Subsidiaries shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.
          (c) Parent shall vote, or cause to be voted, all of the shares of capital stock of the Company acquired in the Offer or pursuant to the Preferred Stockholder Agreement or otherwise then owned by it, Purchaser or any of Parent’s other Subsidiaries in favor of the adoption of this Agreement at the Company Stockholders Meeting or in order to take the actions required by Section 1.4(b).
     SECTION 1.5 Offer Documents; Schedule 14D-9; Proxy Statement. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 and/or the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder) dissemination to the Company’s stockholders of such amendment or supplement.
ARTICLE II
The Merger
     SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
     SECTION 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.
     SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (or, if applicable, a certificate of ownership and merger) executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
     SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.
     SECTION 2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (but subject to Section 5.7).
     SECTION 2.6 Directors and Officers of the Surviving Corporation.
          (a) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

          (b) The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
     SECTION 2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Purchaser or the Company:
          (a) Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Any shares of Company Common Stock that are owned by the Company as treasury stock and any Shares or Series D-1 Shares owned by Parent, Purchaser, any other Subsidiary of Parent or a Subsidiary of the Company shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
          (c) Each (i) Share (other than (x) Shares to be canceled in accordance with Section 2.7(b) and (y) any Dissenting Shares), shall be converted into the right to receive an amount of cash equal to the Offer Price payable upon surrender, in the manner provided in this Agreement, to the holder of the certificate formerly representing such Share, without interest and (ii) Series D-1 Share (other than (x) Series D-1 Shares to be canceled in accordance with Section 2.7(b) and (y) any Dissenting Shares) shall be converted into the right to receive an amount of cash equal to the product of the number of shares of Company Common Stock into which such Series D-1 Shares are convertible pursuant to and in accordance with Section A.5 of the Series D-1 Preferred Stock Certificate of Designation multiplied by the Offer Price payable upon surrender, in the manner provided in this Agreement, to the holder of the certificate formerly representing such Series D-1 Share, without interest (collectively, the “Merger Consideration”). All such Shares and Series D-1 Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares or such Series D-1 Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with this Agreement, without interest.
          (d) The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization or other like change with respect to Shares, occurring (or for which a record date is established) after the date of this Agreement and prior to the Effective Time.
     SECTION 2.8 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares and the holders of Series D-1 Shares in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of Shares and the holders of Series D-1 Shares, the aggregate Merger Consideration to which holders of Shares and holders of Series D-1 Shares shall become entitled pursuant to Section 2.7(c). Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.
          (b) Exchange Procedures. Promptly after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (or evidence of shares in book-entry form), which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose shares were converted pursuant to Section 2.7(c) into the right to receive the Merger Consideration and to each holder of record of a certificate or certificates (or evidence of shares in book-entry form), which immediately prior to the Effective Time represented outstanding Series D-1 Shares (the “Series D-1 Certificates”), whose shares were converted pursuant to Section 2.7(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and the Series D-1 Certificates shall pass, only upon delivery of the Certificates and the Series D-1 Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and the Series D-1 Certificates in exchange for payment of the Merger Consideration with respect thereto. Upon surrender of a Certificate or a Series D-1 Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or such Series D-1 Certificate, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration (less any applicable excise and withholding Taxes in accordance with Section 2.8(g)), without interest, for each Share formerly represented by such Certificate or each Series D-1 Share formerly represented by such Series D-1 Certificate, as applicable, and the Certificate or Series D-1 Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Series D-1 Certificate is registered, it shall be a condition of payment that (x) the Certificate or Series D-1 Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Series D-1 Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each

Certificate and Series D-1 Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect thereto as contemplated by this Article II, without interest.
          (c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Shares or Series D-1 Shares upon the surrender for exchange of Certificates or Series D-1 Certificates, as applicable, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or the Series D-1 Shares previously represented by such Series D-1 Certificate, as applicable, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares or the Series D-1 Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time and holders of Series D-1 Certificates that evidenced ownership of Series D-1 Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.8(e), if, at any time after the Effective Time, Certificates or Series D-1 Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
          (d) Lost, Stolen or Destroyed Certificates. If any Certificate or Series D-1 Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or such Series D-1 Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or such Series D-1 Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate or Series D-1 Certificate, the applicable Merger Consideration to be paid in respect of the shares formerly represented thereby, as contemplated by this Article II.
          (e) Termination of Fund. At any time following six (6) months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or holders of Series D-1 Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Series D-1 Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

          (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (g) Withholding Taxes. Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Company Options or Series D-1 Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Options or Series D-1 Shares in respect of which such deduction and withholding was made.
     SECTION 2.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares and Series D-1 Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (each, a “Dissenting Stockholder”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration therefor (the “Dissenting Shares”), but instead such Dissenting Stockholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share or Series D-1 Share, in accordance with Section 2.7(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares or Series D-1 Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
     SECTION 2.10 Company Options. Prior to the Purchase Date, the Company shall take all actions necessary to provide that each Company Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be terminated and converted at the Effective Time into the right to receive, in full satisfaction of such Company Option, a cash amount equal to the Option Consideration (if any) for each share of Company Common Stock then subject to the Company Option. The Option Consideration shall be paid within five (5) Business Days following the Effective Time. Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Option, an amount equal to the excess, if any, of (i) the Offer Price over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Company Option rounded down to the nearest cent. As of the Effective Time, any Option with an exercise price equal to or greater than the Offer Price shall be canceled without consideration and be of no further force or effect. The Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing. Any Company Options held by any director of the Company that do not vest and are thereby cancelled as a result of such director’s resignation pursuant to the provisions of Section 1.3(a) shall nevertheless be deemed to be outstanding for purposes of the payments to be made in respect of Company Options outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) pursuant to this Section 2.10.
ARTICLE III
Representations and Warranties of the Company
          The Company represents and warrants to Parent and Purchaser that except as set forth in the letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) or the Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding all exhibits, annexes and schedules thereto and documents incorporated by reference therein or any risk factors or forward-looking statements and any other disclosures therein to the extent they are predictive or forward-looking in nature) (it being understood that any matter set forth in the Company Disclosure Letter or in such Filed Company SEC Documents shall be deemed disclosed for all sections and subsections of this Agreement only to the extent that the applicability of such disclosure to such section or subsection is readily apparent):
     SECTION 3.1 Organization, Standing and Corporate Power.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, occurrence, state of facts or development which has a material adverse effect on (1) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (2) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement by the Outside Date; provided that with respect to clause (1) above, Company Material Adverse Effect shall not include any changes, events, occurrences, state of facts or developments, to the extent arising out of or resulting from (i) changes after the date of this Agreement in conditions generally in the United States or global economy or in the capital or financial markets, including changes in interest or exchange rates, (ii) changes after the date of this Agreement in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in either case, generally affect the industry in which the Company and its Subsidiaries conduct business, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) storms, earthquakes or other natural disasters, (vi) the initiation of any litigation by any stockholder of the Company relating to this Agreement, the Offer or the Merger, (vii) any decline in the market price, or change in trading volume, of the Company Common Stock or any failure of the Company to meet publicly announced revenue or earnings projections; provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such decline, change or failure may otherwise be taken into consideration in determining whether a Company Material Adverse Effect has occurred, (viii) any delay after the date of this Agreement in any of the Company’s ongoing research programs resulting from any adverse changes, developments, circumstances, events or occurrences, or (ix) any action taken by the Company or any of its Subsidiaries which is expressly required by this Agreement or that has been expressly consented to by Parent under the terms of this Agreement, except in each of cases (i), (ii), (iii), (iv), (v), (vi) and (vii), to the extent that such changes affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which the Company and its Subsidiaries operate.
          (b) Each of the Company’s Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company (including its name and form of organization, its jurisdiction of incorporation or organization and the number and type of outstanding equity securities and a list of the holders of such securities). All the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company (except for directors’ qualifying shares or the like) are duly authorized, have been validly issued, are fully paid, nonassessable and free of preemptive rights, and are owned by the Company or another wholly-owned Subsidiary of the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities Laws and rules and regulations promulgated thereunder. There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary to which the Company or any of its Subsidiaries is a party.
          (c) The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of the Company and each of its Subsidiaries, in each case as amended through the date of this Agreement (the “Company Charter Documents”).
          (d) The Company does not control directly or indirectly or own, directly or indirectly, any capital stock of, or other voting securities or equity or similar interests in, or investment in or have any obligation to invest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity or Person which is not a Subsidiary of the Company listed on Section 3.1(b) of the Company Disclosure Letter.
     SECTION 3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”) of which, (x) 200,000 shares are designated as Series D-1 Preferred Stock and (y) 150,000 shares are designated as Series A Participating Preferred Stock and were reserved for issuance in accordance with the Company Rights Agreement, pursuant to which the Company had issued rights (“Company Rights”) to purchase shares of such Series A Participating Preferred Stock and which Company Rights expired pursuant to the terms of the Company Rights Agreement on September 26, 2007. At the close of business on February 22, 2008, (i) 21,576,533 shares of Company Common Stock were issued and outstanding, (ii) 200,000 shares of Series D-1 Preferred Stock were issued and outstanding, (iii)  3,568,658 shares of Company Common Stock were subject to outstanding Company Options, (iv) 2,352,941 shares of Company Common Stock were reserved for issuance upon conversion of the Series D-1 Preferred Stock, (v) no shares of Company Common Stock were held by the Company in its treasury, (vi) no shares of Company Preferred Stock were held by the Company in its treasury and (vii) no shares or Series A Participating Preferred Stock were outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance upon exercise of the Company Options or upon conversion of the Series D-1 Preferred Stock, have been duly authorized and all outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance upon exercise of the Company Options or upon conversion of the Series D-1 Preferred Stock, both in accordance with their respective terms, will upon issuance be, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of Company Preferred Stock have been duly authorized and all outstanding shares of Series D-1 Preferred Stock are validly issued, fully paid, nonassesable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Letter sets forth a correct and complete list, as of February 25, 2008, of the outstanding Company Options, the number of shares of Company Common Stock underlying such Company Options, the holders, exercise prices, dates of grant, vesting schedules and expiration dates thereof and the Company Stock Plan (if any) under which such Company Option was granted. Since February 22, 2008, the Company has not issued, or reserved for issuance, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than or pursuant to the Company Options referred to above that are outstanding as of the date of this Agreement.
          (b) Except as set forth in Section 3.2(a), as of the date of this Agreement, (A) there are no outstanding options, stock appreciation rights or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, (“Company Securities”); (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party. No Subsidiary of the Company owns any shares of Company Common Stock.
          (c) Except as disclosed in Section 3.2(c) of the Company Disclosure Letter, the Company and its Subsidiaries have no outstanding indebtedness for borrowed money and there are no outstanding guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of any other Person. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company or any such Subsidiary may vote.
     SECTION 3.3 Authority; Noncontravention; Voting Requirements.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval as contemplated by Section 1.4, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of the Company (including by the Company Board), and except for obtaining the Company Stockholder Approval (to the extent required by the DGCL), no other corporate action or proceedings on the part of the Company or any of its stockholders are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
          (b) The Company approves of and consents to the Offer, and represents and warrants that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, unanimously (i) approved this Agreement, and deemed this Agreement and the Transactions advisable, fair to and in the best interests of the Company Stockholders; (ii) approved this Agreement and the Transactions, including the Offer and the Merger, in all respects, and such approval constitutes approval of this Agreement and the Transactions and the Tender Agreement for purposes of Section 203 of the DGCL (assuming the accuracy of Parent’s representation and warranty contained in Section 4.9) and for purposes of any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares; and (iii) resolved to recommend that the Company Stockholders accept the Offer, tender their shares of Company Common Stock in the Offer, and, to the extent required by applicable Law, approve the Merger and adopt this Agreement (the “Company Recommendation”). The Company hereby consents to the inclusion of such approval and the Company Recommendation in the Offer Documents, subject to Section 5.2(b).
          (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or result in any violation or breach of (with or without notice or lapse of time, or both) any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval (to the extent required by the DGCL) are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or (y) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under or give rise to a right of, or result in, termination, modification, cancellation, recapture or acceleration of any obligation or to the loss of a benefit, or result in the creation of any lien in or upon or with respect to, any of the properties (including Intellectual Property) or other assets of the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, except, in the case of this clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (d) Except as set forth in Section 3.3(d) of the Company Disclosure Letter, the affirmative vote (in person or by proxy) by the holders of at least a majority in voting power of the outstanding shares of Company Common Stock and Series D-1 Preferred Stock (voting on an as-converted basis) voting together as a single class, at the Company Stockholders Meeting, or any adjournment or postponement of the Company Stockholders Meeting, in favor of the adoption of this Agreement are the only votes or approvals of the holders of any class or series of the Company’s capital stock or any of its Subsidiaries’ capital stock or other securities which are necessary to adopt this Agreement and approve the Transactions (to the extent required by applicable Law to approve the Merger) (the “Company Stockholder Approval”).
     SECTION 3.4 Governmental Approvals. Except for (i) the filing with the SEC of the Schedule 14D-9 and, if necessary, of the Proxy Statement in definitive form, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, state securities or “blue sky” laws and the rules and regulations of NASDAQ, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
     SECTION 3.5 Company SEC Documents; Financial Statements; Undisclosed Liabilities.
          (a) The Company has filed all required statements, prospectuses, forms, reports, schedules and other documents with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (including its rules and regulations, “SOX”), from and after January 1, 2005 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other documents), the Company SEC Documents and all documents filed from and after December 31, 2004 by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K (the “Company Current Reports”) complied in all material respects with applicable Law, including the Exchange Act, the Securities Act and SOX, as the case may be, and none of the Company SEC Documents or the Company Current Reports as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or has at any time since December 31, 2004 been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
          (b) The consolidated financial statements of the Company included in the Company SEC Documents (the “Company Financial Statements”) have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which were not and would not, individually or in the aggregate, reasonably be expected to be material). The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent in all material respects with such books and records.
          (c) Except as disclosed in Section 3.5(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, contingent or otherwise (“Liabilities”), except Liabilities (i) reflected in or reserved against on the most recent financial statements of the Company and included in the Company SEC Documents filed with the SEC prior to the date of this Agreement, (ii) incurred in the ordinary course of business, (iii) that have been discharged or paid in full in the ordinary course of business, (iv) that are expressly contemplated by this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (d) The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of SOX, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” and “material weaknesses” in the design or operation of “internal controls over financial reporting” that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date of this Agreement, and the term “internal controls over financial reporting” shall have the meaning assigned to it by Rule 13a-15(f).
          (e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX ) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.
          (f) Except as set forth in Section 3.5(f) of the Company Disclosure Letter, since December 31, 2004 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor any director or executive officer of the Company or any of its Subsidiaries has, and, to the Knowledge of the Company, no other officer, employee or accountant of the Company or any of its Subsidiaries has, received any material complaint, allegation, assertion or claim, in writing (or, to the Knowledge of the Company, orally) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
     SECTION 3.6 Absence of Certain Changes. Except as disclosed in Section 3.6 of the Company Disclosure Letter or in the Company SEC Documents, from December 31, 2006 until the date of this Agreement (a) each of the Company and its Subsidiaries has carried on and operated its businesses in all material respects in the ordinary course of business, (b) there have not been any events, changes or occurrences that have had, or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, (c) there has not been any material damage, destruction or loss, whether or not covered by insurance, and (d) no action, event, occurrence or transaction has taken place, and neither the Company nor any of its Subsidiaries has taken any action, that would have been prohibited by Section 5.1(a) without the consent of Parent if this Agreement had been in effect at the time thereof.
     SECTION 3.7 Legal Proceedings. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened Action or Proceeding against or relating to the Company or any of its Subsidiaries or any of the executive officers or directors of the Company in their capacity as such, nor is the Company, any of its Subsidiaries, or any of their respective properties or assets subject to any injunction, order, judgment, settlement, award, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, except, in each case, for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2006, there has not been made or, to the Knowledge of the Company, threatened, any material product liability or other material product-related claims by any third party arising from the sale, distribution or manufacturing of products by the Company or any of its Subsidiaries.
     SECTION 3.8 Compliance With Laws; Permits; Regulatory Compliance.
          (a) The Company and its Subsidiaries are, and have been since January 1, 2006, in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, consents, clearances and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), and there is no Action or Proceeding pending, or to the Knowledge of the Company threatened, regarding any of the Permits, except where the failure to hold the same or such Actions or Proceedings regarding the same would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) To the Knowledge of the Company (including for this purpose the members of the Audit Committee of the Company Board), there are no formal or informal Governmental Authority inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries, other than ordinary course inquiries, investigations or complaints not material to the Company and its Subsidiaries, taken as a whole.
          (c) Since January 1, 2006, neither the Company nor any of its Subsidiaries has received a written notice that the Food and Drug Administration (“FDA”) or any other Governmental Authority which has jurisdiction over the operations of the Company and any of its Subsidiaries has commenced, or threatened to commence, any regulatory Action or Proceeding relating to any alleged violation of Law with respect to any of the Company’s or its Subsidiaries’ products, except where such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (d) To the Knowledge of the Company, each of the products of the Company and its Subsidiaries that is subject to the jurisdiction of the Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the Controlled Substances Act, as amended (the “CSA”), and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction, is in compliance in all material respects with all applicable requirements under the FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction, including but not limited to those requirements applicable to the development, manufacture, storage, testing, labeling or packaging, marketing, promotion or distribution of such product.
          (e) All preclinical and clinical studies conducted by, or, to the Knowledge of the Company, on behalf of, the Company or its Subsidiaries since January 1, 2005 have been and are being conducted in compliance with the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, all requirements related to protection of human subjects and, to the extent it would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Authority, or any institutional review board, requiring the termination, suspension or material modification of any preclinical or clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated.
          (f) Except as set forth on Section 3.8(f) of the Company Disclosure Letter, neither the Company nor its Subsidiaries have received any notice, letters or other correspondence from the FDA or any other Governmental Authority or Person (i) contesting the pre-market clearance or approval of, the clinical or non-clinical testing of, the uses of or the labeling, promotion or distribution of its products or (ii) otherwise alleging any violation of Laws by the Company. The Company and its Subsidiaries are in substantial compliance with all applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and all other similar Laws, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no communication, filing or submission to any Governmental Authority with regard to the Company’s or any of its Subsidiaries’ products that is or is intended to be the basis for any approval contains any material omission or any materially false information. The Company and its Subsidiaries are in substantial compliance with all Laws applicable to the maintenance, compilation and filing of reports, including, but not limited to, periodic or annual, or other reports, with regards to its products. The Company and each of its Subsidiaries has filed with the applicable Governmental Authorities all applicable adverse event or product safety reports required to be filed in relation to its products.
          (g) All manufacturing operations of products by the Company and its Subsidiaries and, to the Knowledge of the Company, for the benefit of the Company and its Subsidiaries have been and are being, to the extent required by applicable Law, conducted in material compliance with the FDA regulations, Good Manufacturing Practices, including C.F.R. Parts 210 and 211 and applicable guidance documents, as amended from time to time, and all applicable similar requirements in countries where such compliance is required.
          (h) Except as set forth on Section 3.8(h) of the Company Disclosure Letter, none of the Company’s or its Subsidiaries’ products or product candidates has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) at the request of the FDA or any other Governmental Authority, nor has the Company or any of its Subsidiaries received any notice from the FDA or any other Governmental Authority that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any of the Company’s or its Subsidiaries’ products, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any of the Company’s or its Subsidiaries’ products.
          (i) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees (in their capacities as such) has engaged in any conduct that has resulted in or would reasonably be expected to result in any material violation of the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), or the False Claims Act, 31 U.S.C. § 3729, or any similar Laws.
          (j) To the Knowledge of the Company, no officer, employee or agent of the Company (in their capacities as such) has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. To the Knowledge of the Company, neither the Company nor its Subsidiaries has used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar Laws in connection with a product of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees (in their capacities as such), has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar Laws.
     SECTION 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.4, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto are filed with the SEC or at the time they are first published, sent or given to the holders of Company Common Stock, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (if any) will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement (if any) and the Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in any of the foregoing documents.
     SECTION 3.10 Tax Matters.
          (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown to be due on such Tax Returns) have been timely paid. No material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which have not been fully paid or adequately reserved in the Company SEC Documents. No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received. There are no agreements in effect to extend the period of limitations for assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.
          (b) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation or Tax sharing agreement (other than any such agreement solely between or among the Company and any of its Subsidiaries), (ii) has received notice in writing of any claim made by a Governmental Authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by such jurisdiction, (iii) has participated in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4), (iv) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign law, or (v) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
          (c) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under United States Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.
          (d) There are no material liens for Taxes upon any property or other assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.
          (e) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, such Taxes have been paid to the relevant Tax authority or other Governmental Authority.
          (f) The Company had net operating loss carryforwards for U.S. federal income Tax purposes as of December 31, 2006 of approximately $105 million.
          (g) For purposes of this Agreement: (i) “Taxes” shall mean (x) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (y) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (x), and (z) any transferee liability in respect of any items described in clauses (x) and/or (y) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation § 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (h) This Section 3.10 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters.
     SECTION 3.11 Employee Benefits and Labor Matters.
          (a) Section 3.11(a) of the Company Disclosure Letter lists each material Company Plan. The Company has made available to Parent correct and complete copies of (i) each Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description of the Company Plan), (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) any related trust, agreement, insurance contract or other funding vehicle, (v) the two most recent annual financial reports, if any, (vi) any reports or summaries required under ERISA or the Code and (vii) the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code. Each Company Plan that is a Company Stock Plan is marked with an asterisk (*) in Section 3.11(a) of the Company Disclosure Letter. Each Company Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries has been administered in accordance with its terms in all material respects. The Company, its Subsidiaries and all the Company Plans are all in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. Each Company Plan that is intended to be Tax qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that could reasonably be expected to adversely affect the qualified status of any such plan. There has been no amendment to, announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Company Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, except as required by applicable Law or as provided in Section 3.11(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries maintains or, within the past six (6) years, has contributed or has been obligated to contribute to an “employee benefit plan” subject to Title IV of ERISA, a multiemployer plan, as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.
          (b) Neither the Company, any Subsidiary, any Company Plan, any trust created thereunder, nor, to the Knowledge of the Company, any trustee or third-party administrator of the foregoing, has engaged in a transaction in connection with which the Company or any Subsidiary, any Company Plan, any such trust, or any trustee or administrator of the foregoing, or any party dealing with any Company Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, other than penalties or taxes that, would not, individually or in the aggregate, reasonably be expected to be material.
          (c) Except as disclosed in Section 3.11(c) of the Company Disclosure Letter or the Company SEC Documents, no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any pension plan, or (iii) benefits the full costs of which are borne by the current or former employee (or his beneficiary).
          (d) The Company acknowledges that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other arrangements or agreements or pursuant to the terms of this Agreement (collectively, the “Company Compensation Arrangements”) to certain holders of Company Common Stock and other securities of the Company (the “Covered Stockholders”). Amounts payable under the Company Compensation Arrangements (i) were or are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing, by the Covered Stockholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares of Company Common Stock to be tendered in the Offer by the applicable Covered Stockholder. In connection therewith, the Compensation Committee of the Company Board has adopted resolutions, substantially in the form set forth in Section 3.11(d) of the Company Disclosure Letter, approving the Company Compensation Arrangements, in accordance with the “safe harbor” requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, to the extent required (collectively the “14d-10 Approvals”). The Company Board has determined that each of the members of the Compensation Committee of the Company Board is “independent” as defined in the rules of NASDAQ.
          (e) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters. To the Knowledge of the Company, all individuals who provide services to the Company or any Subsidiary have at all times been accurately classified by the Company or such Subsidiary with respect to such services as an employee or a non-employee. Except as disclosed in Section 3.11(e) of the Company Disclosure Letter and except for instances that could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect: (i) there is no pending or, to the Knowledge of the Company, threatened labor strike, slowdown or stoppage against or affecting the Company or any Subsidiary of the Company and (ii) neither the Company nor any Subsidiary has received notice of (A) any unfair labor practice charge or complaint pending before the National Labor Relations Board or any other Governmental Authority against it, (B) any charge or complaint against it pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (C) any complaint or lawsuit against the Company or any Subsidiary concerning employees or former employees of the Company or any Subsidiary alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and no labor union has been certified to represent any employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.
          (f) Except as disclosed in Section 3.11(f) of the Company Disclosure Letter, other than routine claims for benefits, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims by or on behalf of (i) any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan or (ii) any current or former employee of the Company or any Subsidiary relating to his or her employment, termination of employment, compensation or employee benefits.
          (g) No officer, employee, director, consultant or other service provider of the Company or any of its Subsidiaries is entitled to receive any Tax gross-up, indemnity or similar payment from the Company or any of its Subsidiaries as a result of the imposition of any income Tax or excise Tax under Section 409A of the Code.
          (h) Section 3.11(h) of the Company Disclosure Letter lists each (i) severance or employment agreement with directors, officers or employees of or consultants to the Company or any of its Subsidiaries and (ii) severance program or policy of the Company or any of its Subsidiaries with or relating to its employees.
          (i) Except as contemplated in Section 2.10 or as set forth in Section 3.11(i) of the Company Disclosure Letter, neither the Offer, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or any of Subsidiary to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Except as set forth in Section 3.11(i) of the Company Disclosure Letter, no person is entitled to receive any additional payment (including any tax gross up or other payment) from the Company or any Subsidiary or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

     SECTION 3.12 Contracts.
          (a) Except for this Agreement, Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list, and the Company has made available to Parent correct and complete copies, of all Contracts (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with the terms of each such Contract or with applicable Laws governing the sharing of information) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (collectively, the “Company Contracts”):
               (i) that are required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC;
               (ii) that contain a covenant restricting the ability of the Company or any of its Subsidiaries (x) to compete in any business or with any Person or in any geographic area, (y) to sell to or purchase from any other Person or (z) to hire or solicit for employment any individuals or groups of individuals;
               (iii) that contain change-of-control provisions relating to the Company or any of its Subsidiaries;
               (iv) with respect to the employment of any directors, executive officers or other senior officers of the Company;
               (v) with any Affiliate of the Company (other than any of its Subsidiaries and other than employment or compensation-related Contracts);
               (vi) which substantially relates to (A) the granting to the Company or any of its Subsidiaries of any IP License in or to any material Company Intellectual Property owned by a third party, or (B) the granting by the Company or any of its Subsidiaries of any IP License to a third party in or to any material Company Intellectual Property, in each of clause (A) and (B) above, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any web site;
               (vii) relating to any joint venture, partnership or other similar arrangement involving co-investment with a third party;
               (viii) with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which impose any material obligation or restriction on the Company or any of its Subsidiaries;
               (ix) relating to any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries has guaranteed any indebtedness for borrowed money of any other Person (other than the Company or any of its Subsidiaries and excluding trade payables arising in the ordinary course of business) or that is a mortgage, security agreement, capital lease or similar agreements that creates a lien on any material asset of the Company or any of its Subsidiaries, in each case involving annual payments of more than $75,000;
               (x) that is a service contract, equipment lease or arrangement (other than purchase orders entered into in the ordinary course of business) with respect to the receipt of goods and services involving payments by the Company or any of its Subsidiaries of more than $75,000 in the aggregate over the term of such contract;
               (xi) pursuant to which the Company, any of its Subsidiaries or any other party thereto has material continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, testing, design, marketing or co-promotion of, or collaboration with respect to, any products or product candidates of the Company or any of its Subsidiaries, including material manufacture or supply services or material Contracts with contract research organizations for clinical trials-related services; and
               (xii) relating to the future disposition or acquisition of any material assets or properties, other than dispositions or acquisitions in the ordinary course of business.
          (b) Each Company Contract is valid and binding on the Company and each of its Subsidiaries which is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of its Subsidiaries has performed all obligations required to be performed by them prior to the date of this Agreement under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it prior to the date of this Agreement under such Company Contract, except for such failures to be in compliance by the Company, any of its Subsidiaries or such other party as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     SECTION 3.13 Environmental Matters.
          (a) The Company and each of its Subsidiaries is in compliance with (i) all applicable federal, state, local and foreign Laws, judicial decisions, rules, judgments, codes, injunctions, permits and binding government agreements concerning pollution or protection of the environment or human health as it relates to exposure to pollution, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials, substances or wastes, as such requirements are enacted and in effect on the date of this Agreement (“Environmental Laws”), and (ii) any Permits required under applicable Environmental Laws for the current operations of the Company and each of its Subsidiaries, except for any such instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as disclosed in Section 3.13(b) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any written notice, notification, demand, request for information, citation, summons, complaint or order, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries, with respect to any matters relating to or arising out of any Environmental Law; and (ii) none of the Company or its Subsidiaries has Released Hazardous Materials at any of its currently or formerly owned, leased or operated properties or facilities in a manner that has subjected the Company or any of its Subsidiaries to a remedial obligation under Environmental Law.
     (c) This Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including without limitation any arising under any Environmental Laws.
     SECTION 3.14 Intellectual Property.
          (a) As used herein: (i) “Intellectual Property” means all U.S. and foreign (A) trademarks, service marks, trade names, Internet domain names, corporate names, designs, logos, trade dress, slogans and other source identifiers, together with goodwill, registrations and applications for registration relating to the foregoing (“Trademarks”), (B) patents and patent applications, invention disclosure statements, invention registrations of any type and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”), (C) copyrightable works, registered and unregistered copyrights (including those in Software) and registrations and applications to register the same, (D) confidential and proprietary information, including confidential technology, know-how, inventions, trade secrets, processes, formulae, algorithms, specifications, models and methodologies and (E) databases and compilations, including any and all electronic data and electronic collections of data; (ii) “IP Licenses” means any license or sublicense rights in or to any Intellectual Property; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing; (iv) “Licenses In” means all licenses, sublicenses and other agreements pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company or any of its Company Subsidiaries; (v) “Licenses Out” means all licenses, sublicenses and other agreements pursuant to which the Company or any of its Subsidiaries authorizes any third party to use any Company Intellectual Property and (vi) “Company Intellectual Property” means Intellectual Property that is owned or exclusively licensed by the Company or any of its Subsidiaries and used in the Company’s or its Subsidiaries’ business, as currently conducted.
          (b) Except as would not, individually or in the aggregate, be reasonably expected to be materially adverse to the Company and its Subsidiaries taken as a whole, to the Knowledge of the Company, either the Company or one of its Subsidiaries owns or possesses appropriate licenses or other legal rights to use, sell or license all Company Intellectual Property.

To the Knowledge of the Company, except as set forth on Section 3.14(b) of the Company Disclosure Letter, the Company and its Subsidiaries own or have the rights to use, free and clear of any liens, but subject to any existing licenses or other grants of rights to third parties, all material Intellectual Property as is necessary and sufficient to conduct the Company’s and its Subsidiaries’ respective businesses as currently conducted and for the manufacture, use and sale of the products currently marketed and the products currently in clinical development by the Company and its Subsidiaries.
          (c) Except as would not, individually or in the aggregate, be reasonably expected to be materially adverse to the Company and its Subsidiaries taken as a whole, and except as set forth in Section 3.14(c) of the Company Disclosure Letter, (i) each of the Company Intellectual Property is, to the Knowledge of the Company, valid, subsisting and enforceable, (ii) none of the Company Intellectual Property has been or is subject to an adverse judgment, injunction, order, decree or agreement restricting its use or the assignment or license thereof by the Company, (iii) to the Knowledge of the Company, no Patent included in the Company Intellectual Property is currently involved in any interference, reissue, reexamination or opposition proceeding, (iv) no Trademark included in the Company Intellectual Property is or has been or is currently involved in any opposition, concurrent use, cancellation, invalidity or other similar proceeding, (v) no Trademark included in the Company Intellectual Property is subject to a consent agreement or coexistence agreement, and (vi) neither the Company nor any of its Subsidiaries has agreed to, or is otherwise bound by, any covenant not to use or register, or to permit any other Person to use or to register, any of the Company Intellectual Property or has agreed to, or is otherwise bound by, any covenant not to sue for infringement, misuse, dilution or other violation of any of the Company Intellectual Property.
          (d) Except as would not, individually or in the aggregate, be reasonably expected to be materially adverse to the Company and its Subsidiaries taken as a whole
     (i) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation, dilution or violation by the Company or any of its Subsidiaries of any Intellectual Property of any Person and, to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries and the manufacture, use and sale of the products currently marketed and the products currently in clinical development by the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person;
     (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has made any claim of an infringement, misappropriation, dilution or other violation by another Person of rights to or in connection with the Company Intellectual Property or the products marketed and the products currently in development by the Company and its Subsidiaries and, to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or violating any Company Intellectual Property;

     (iii) no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any of its Subsidiaries is a party limit or restrict any rights of the Company or any of its Subsidiaries in and to any Company Intellectual Property;
     (iv) subject to third party licenses, no Person (other than the Company or its Subsidiaries), including any current or former employee or consultant of the Company or its Subsidiaries, has any proprietary, commercial or other interest in any of the Company Intellectual Property, including goodwill associated therewith;
     (v) neither the Company nor any of its Subsidiaries has licensed or sublicensed its rights in any Company Intellectual Property, or received or been granted any such rights (except pursuant to “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any website), other than pursuant to the IP Licenses;
     (vi) for the Company’s and its Subsidiaries’ products that are currently marketed, all material Licenses In and material Licenses Out are in full force and effect and have not terminated or expired, and there are no material disputes or Actions or Proceedings pending or to the Knowledge of the Company threatened regarding the same;
     (vii) neither the Company nor any of its Subsidiaries is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, in any material respect, any material Licenses In or material Licenses Out, and to the Company’s Knowledge, no event has occurred or circumstances exist that may reasonably be expected to (with notice, a lapse of time or both) constitute or result in such a default; and
     (viii) neither the execution and delivery of this Agreement, the performance of the Company of its obligations hereunder nor the consummation of the Offer, the Merger or the other Transactions will result in the loss or impairment of any rights of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property or obligate the Company or any of its Subsidiaries to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent such execution and delivery, performance or consummation.
          (e) The Company and its Subsidiaries have made commercially reasonable decisions with respect to the filing, prosecution and maintenance of all Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries. Except where the failure to do so would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole, any filing, registration, issuance, maintenance and renewal fees in connection with the Company Intellectual Property have been filed in a timely manner with the relevant Governmental Authority.

     SECTION 3.15 Products and Operations; Manufacturing.
          (a) The operations and commercial products of the Company and its Subsidiaries have at all times conformed in all material respects to a compliance program that utilizes internal controls and promotional guidelines to provide reasonable assurance of adherence to Laws applicable to a pharmaceutical manufacturer.
          (b) To the Knowledge of the Company, except as set forth in Section 3.15(b) of the Company Disclosure Letter no (i) supplier of a raw material or active ingredient required for the manufacture of a product of the Company or any of its Subsidiaries or (ii) manufacturer of a product of the Company or any of its Subsidiaries for which there is not a permissible replacement obtainable under commercially reasonable terms, including timing of such replacement to ensure uninterrupted supply of a finished product in quantities consistent with past practice, has indicated that it will not continue to supply such raw material or manufacture such product, as the case may be, on terms consistent with those pursuant to which such raw material is supplied or such product is manufactured, as the case may be, as of the date of this Agreement.
     SECTION 3.16 Insurance. The Company has made available to Parent copies of all binders of material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies. All such insurance policies are in full force and effect. There is no material claim pending under any policies or Contracts of insurance maintained by the Company or any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the issuers of such policies or Contracts. All premiums due and payable to date under all such policies and Contracts have been paid and neither the Company nor any of its Subsidiaries are is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse or time or both, would constitute such a breach or default, or permit a termination or modification of any of such policies and Contracts, except for such failures to pay, perform or otherwise be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     SECTION 3.17 Real Property.
          (a) Neither the Company nor any of its Subsidiaries owns any real property.
          (b) Section 3.17(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed, or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements), by the Company or any of its Subsidiaries (collectively “Company Leases”), together with the location of the premises. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default in any material respect under any of the Company Leases, and, to the Company’s Knowledge, no event has occurred or circumstances exist that may (with notice, a lapse of time or both) constitute or result in such a default. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.
          (c) As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 3.17(c) of the Company Disclosure Letter, the Company and/or its Subsidiaries have valid leasehold estates in all real property leased, subleased or licensed, or otherwise occupied pursuant to the Company Leases (“Leased Real Property”), in each case, free and clear of all liens. With respect to all Leased Real Property, all buildings, improvements and fixtures and equipment located thereon and used in the business of the Company (x) are in all material respects in reasonably good condition and repair (ordinary wear and tear excepted) and are sufficient for the operation of the business of the Company; and (y) are in material compliance with zoning and other applicable land use regulations for their current uses.
     SECTION 3.18 Opinion of Financial Advisor. The Company Board has received the opinion of Cowen and Company, LLC to the effect that, as of the date of this Agreement, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the holders of Company Common Stock, other than Parent and its Affiliates, in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of such opinion has been, or will promptly be, delivered to Parent. As of the date of this Agreement, such opinion has not been withdrawn or revoked or otherwise modified in any material respect, and the Company has received the consent of Cowen and Company, LLC to include such opinion in the Schedule 14D-9 and the Proxy Statement.
     SECTION 3.19 Brokers and Other Advisors. Except for Cowen and Company, LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     SECTION 3.20 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV
Representations and Warranties of Parent and Purchaser
Parent and Purchaser represent and warrant to the Company that:
     SECTION 4.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Purchaser is a corporation validly existing and in good standing under the Laws of the State of Delaware. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
     SECTION 4.2 Authority; Noncontravention.
          (a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by their respective Boards of Directors and adopted by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent or any of its stockholders or Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party, except, in the case of this clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent or Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

     SECTION 4.3 Governmental Approvals. Except for (i) the filing with the SEC of the Offer Documents and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of NASDAQ, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
     SECTION 4.4 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to the holders of Company Common Stock, or at the expiration of the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (if any) will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.
     SECTION 4.5 Ownership and Operations of Purchaser. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
     SECTION 4.6 Capital Resources. Parent and Purchaser collectively have or will have at the dates that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, sufficient cash resources available to pay (i) for the Shares that Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer, (ii) for the shares of Series D-1 Preferred Stock that Purchaser becomes obligated to pay for pursuant to the Preferred Stockholder Agreement, (iii) the aggregate Merger Consideration pursuant to the Merger, (iv) the aggregate Option Consideration, and (v) all fees and expenses payable by them in connection with the Transactions.
     SECTION 4.7 Legal Proceedings. As of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened Action or Proceeding against or relating to Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
     SECTION 4.8 Brokers and Other Advisors. Except for Credit Suisse Securities (Europe) Limited, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
     SECTION 4.9 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.
     SECTION 4.10 No Reliance. Notwithstanding anything contained in this Agreement to the contrary, (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in this Agreement, and (b) neither Parent nor Purchaser has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in this Agreement. Without limiting the generality of the foregoing, each of Parent and Purchaser acknowledges that, except as expressly set forth in this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Company and its Subsidiaries that may have been made available to Parent, Purchaser or any of their respective representatives.
ARTICLE V
Additional Covenants and Agreements
     SECTION 5.1 Conduct of Business.
          (a) Except as expressly contemplated or permitted by this Agreement or as required by applicable Law or as set forth in Section 5.1(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course and in conformity with past practice and (y) use its reasonable best efforts to (A) preserve substantially intact its business organization, its customer and supplier relationships and its goodwill, and (B) retain its officers and key employees, and, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:
     (i) (A) issue, deliver, sell or grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided that the Company may issue shares of Company Common Stock upon the exercise of Company Options or the conversion of any shares of Series D-1 Preferred Stock that are outstanding on the date of this Agreement, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except in accordance with or pursuant to written commitments in effect as of the date of this Agreement, (C) other than in accordance with the Series D-1 Preferred Stock Certificate of Designation, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, (D) split, combine, subdivide or reclassify any shares of its capital stock or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;
     (ii) (A) incur any new indebtedness for borrowed money or guarantee any such indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries or in the ordinary course of business or (C) repurchase or prepay any indebtedness for borrowed money, except as required by the terms of such indebtedness or for payments made in the ordinary course of business;
     (iii) sell, transfer or encumber any of its properties or assets, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) pursuant to Contracts in force at the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (C) dispositions of obsolete or worthless assets or (D) transfers among the Company and its Subsidiaries;
     (iv) make capital expenditures in excess of $500,000 in the aggregate for the Company and its Subsidiaries taken as a whole, except to the extent provided for in the capital budget set forth in Section 5.1(a)(iv) of the Company Disclosure Letter;
     (v) directly or indirectly acquire (A) by merging, consolidating with, purchasing a material portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, rights, or properties except (1) for capital expenditures (which shall be governed by clause (iv) above), (2) for purchases of inventory, raw materials or supplies, or services in the ordinary course of business consistent with past practice and (3) pursuant to Contracts in effect as of the date of this Agreement or entered into after such date in compliance with this Section 5.1;
     (vi) increase the compensation of any of their directors, officers or employees, other than (A) as required pursuant to applicable Law or the terms of a Company Plan in effect on the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement and (B) increases in salaries, wages and benefits of employees (other than directors, executive officers or employees who earn more than $100,000 in annual base salary) made in the ordinary course of business consistent with past practice;
     (vii) (A) grant or pay to any current or former director, officer, employee or consultant of the Company or any Subsidiaries any cash compensation or other benefit not provided for under any Company Plan (other than the payment of customary cash compensation in the ordinary course of business consistent with past practice) in existence on the date of this Agreement or entered into after such date in compliance with this Section 5.1, (B) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan to increase the benefits thereunder, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary, other than as required by applicable Tax qualification requirements, (C) make any new equity awards to any director, employee or consultant of the Company or any of its Subsidiaries, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, compensation or benefits under, any Company Plan to the extent not required by the terms of this Agreement or such Company Plan as in effect on the date of this Agreement or (E) enter into or amend any collective bargaining agreements; provided, however, that nothing in this Section 5.1(a)(vii) shall prevent the Company or its Subsidiaries from hiring new employees as non-officers or non-directors of the Company in the ordinary course of business consistent with past practice so long as the amount of salaries, wages, bonuses and benefits provided to such new employees shall be in the ordinary course of business consistent with past practice;
     (viii) make, change or resolve any material election concerning Taxes or settle or compromise any material Tax liability, file any material amended Tax Return, or surrender any claim for a material refund of Taxes;
     (ix) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
     (x) amend the Company Charter Documents or create any new Subsidiaries;

     (xi) adopt a plan or agreement of complete or partial liquidation or dissolution;
     (xii) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Subsidiary of the Company;
     (xiii) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;
     (xiv) enter into any new line of business that is material to the Company and the Subsidiaries of the Company, taken as a whole;
     (xv) (A) enter into, terminate, materially modify, renew or waive any material provision of any Contract that is or would be a Company Contract, if it had been entered into prior to the date of this Agreement or (B) enter into, terminate, materially modify, renew or waive any material provision under any Contract (other than a Company Contract, which shall be governed by clause (A) above) (i) that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the Transactions or (ii) that has a term of two (2) years or more and that involves payment of $50,000 or more per year by or to the Company or any of its Subsidiaries;
     (xvi) withdraw or modify, in any manner adverse to Parent, or permit the withdrawal or such adverse modification of, the 14d-10 Approvals;
     (xvii) waive, release, assign, initiate, pay, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration or proceeding other than (A) in the ordinary course of business consistent with past practice, (B) for solely money damages not in excess of $25,000 individually or $50,000 in the aggregate and (C) as would not be reasonably likely to have any adverse impact on any other pending or potential claims, actions, litigation, arbitration or proceedings;
     (xviii) engage in any discounting, rebate, promotional or other special incentive arrangements with respect to the sale of any of the Company’s or its Subsidiaries’ finished products other than (A) in the ordinary course of business consistent with past practice and (B) as would not be reasonably likely to result in a material increase in the volume of such finished product in the Company’s or its Subsidiaries’ wholesale and retail distribution channel; or
     (xix) authorize any of or commit, resolve or agree to take any of the foregoing actions.
          (b) During the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (iii) otherwise prevent or materially delay the consummation of the Transactions. Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to have any of the effects described in clauses (i) through (iii) above.
     SECTION 5.2 No Solicitations.
          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the Transactions (collectively, “Representatives”) to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making, submission or announcement of any proposal or offer that constitutes or is reasonably likely to lead to a Takeover Proposal, or (ii) other than informing Persons of the provisions contained in this Section 5.2, enter into, continue or participate in any discussions or negotiations regarding any Takeover Proposal, or furnish any information concerning the Company and its Subsidiaries to any Person in connection with any Takeover Proposal, or otherwise cooperate with or take any other action to knowingly facilitate any effort or attempt to make or implement a Takeover Proposal. Notwithstanding anything in this Section 5.2 to the contrary, at any time prior to the Acceptance Time, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside counsel) that failure to take such action would be reasonably likely to result in a failure of the Company Board to comply with its fiduciary duties to the Company Stockholders under applicable Law, and after giving Parent prompt written notice of such determination, in response to an unsolicited bona fide written Takeover Proposal made after the date of this Agreement that the Company Board determines in good faith (after receiving advice of its outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to result in a Superior Proposal, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing terms and conditions no more favorable to and no less restrictive of such Person than those contained in the Confidentiality Agreement are to Parent, except that such confidentiality agreement between the Company and such Person shall not contain any provisions that would prevent the Company from complying with its obligations to provide the required disclosure to Parent pursuant to this Section 5.2 and shall permit such Person to make a Takeover Proposal; provided that all such information (to the extent that such written information that has not been previously provided or made available to Parent) is promptly, and in no event later than twenty-

four (24) hours after delivery to such Person, provided or made available to Parent, and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Takeover Proposal, and will request, to the extent permitted under the applicable confidentiality agreement, the prompt return of any confidential information previously furnished to such Persons that has not been previously returned to the Company. Any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 5.2 by the Company.
          (b) Except as expressly permitted by this Section 5.2(b), the Company Board shall not (i)(A) withdraw, modify or qualify, in a manner adverse to Parent, the Company Recommendation or (B) adopt, recommend or propose publicly to adopt or recommend, to the Company Stockholders a Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) (it being understood and agreed that (x) any “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not constitute a Company Adverse Recommendation Change and (y) any change or development relating to any clinical trial of one or more products or product candidates of the Company or its Subsidiaries or any determination or communication by the FDA or any other Governmental Authority relating thereto will not be a basis for a Company Adverse Recommendation Change), or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement with respect to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to the Acceptance Time and subject to the proviso of this sentence: (x) the Company Board may make a Company Adverse Recommendation Change, upon a good faith determination by the Company Board (after receiving the advice of its outside counsel) that failure to take such action would be reasonably likely to result in a failure of the Company Board to comply with its fiduciary duties to the Company Stockholders under applicable Law, and (y) if the Company Board receives a Takeover Proposal that the Company Board reasonably determines (after receiving the advice of its outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal, and that was unsolicited after the date of this Agreement and did not otherwise result from a material breach of this Section 5.2, the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have complied with the provisions of the following sentence and, immediately prior to entering into such Company Acquisition Agreement, terminates this Agreement pursuant to Section 7.1(d)(ii) and paid the Termination Fee and Expense Payment pursuant to Section 7.3(a); provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change, terminate this Agreement pursuant to Section 7.1(d)(ii) or enter into any Company Acquisition Agreement unless: (1) the Company has provided to Parent five (5) Business Days prior written notice (an “Alternative Transaction Notice”), which Alternative Transaction Notice shall specify that the Company Board is prepared to make a Company Adverse Recommendation Change, terminate this Agreement pursuant to

Section 7.1(d)(ii) or enter into any Company Acquisition Agreement unless: (1) the Company has provided to Parent five (5) Business Days prior written notice (an “Alternative Transaction Notice”), which Alternative Transaction Notice shall specify that the Company Board is prepared to make a Company Adverse Recommendation Change, terminate this Agreement pursuant to Section 7.1(d)(ii) and/or enter into any Company Acquisition Agreement, as applicable, and, in the case of a Takeover Proposal that the Company Board has determined constitutes a Superior Proposal, shall attach the most current version of any written agreement relating to such Takeover Proposal and advising Parent that the Company Board has determined that such Takeover Proposal is a Superior Proposal and that the Company Board intends to enter into an agreement providing for such Superior Proposal, (2) during such five (5) Business Day period, if requested by Parent, the Company has engaged in good-faith negotiations with Parent to amend this Agreement in such a manner that the Takeover Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal and (3) at 5:00 p.m., New York time, at the end of the fifth (5th) Business Day following the date of receipt of the Alternative Transaction Notice (or, in the event that the Takeover Proposal has been materially revised or modified, at 5:00 p.m., New York time, on the fifth (5th) Business Day following the date of receipt of notice of such material revision or modification, if later), such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account all changes to the terms of this Agreement agreed to by Parent). It is understood and agreed that an Alternative Transaction Notice shall be required for a Company Adverse Recommendation Change, regardless of whether it was made in response to or as a result of a Superior Proposal.
          (c) In addition to the obligations of the Company set forth in Sections 5.2(a) and 5.2(b), the Company shall promptly (and in any event within twenty-four (24) hours after learning of the relevant information) advise Parent in writing of its receipt of any Takeover Proposal and the material terms and conditions of any such Takeover Proposal (including any changes to material terms of such Takeover Proposal) and the identity of the Person making any such Takeover Proposal. The Company shall keep Parent fully informed of the status and material terms (including any change to the material terms of such Takeover Proposal) of any Takeover Proposal, and shall provide Parent with copies of all Takeover Proposals (and amendments or material modifications of such Takeover Proposals) and related agreements, draft agreements exchanged by the parties and modifications thereof.
          (d) For purposes of this Agreement:
     “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (A) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues, net income or earnings on a consolidated basis are attributable, (B) acquisition of 25% or more of the outstanding Company Common Stock (on a fully-diluted basis), (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the outstanding Company Common Stock (on a fully-diluted basis) or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.
     “Superior Proposal” means an unsolicited bona fide written Takeover Proposal obtained not in breach of this Section 5.2 to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 75% of the outstanding Company Common Stock (on a fully-diluted basis) or more than 75% of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board determines in its good faith and reasonable judgment (after receiving the advice of a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to be (A) more favorable to the Company Stockholders than the Offer, the Merger and the other Transactions, taken as a whole, (B) is reasonably likely to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of such proposal, including any conditions; and (C) for which financing, to the extent required, is then fully committed.
          (e) For purposes of this Section 5.2, on a “fully-diluted basis” means the number of Shares then issued and outstanding plus all shares of Company Common Stock which the Company may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof.
          (f) Nothing in this Section 5.2 shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after receiving the advice of its outside counsel, that failure to so disclose such position could constitute a violation of applicable Law, or (ii) filing this Agreement and any amendment hereto, together with a description of its terms, on a Form 8-K with the SEC; provided that in no event shall the Company or the Company Board or any committee of the Company Board take, or agree or resolve to take, any action prohibited by Section 5.2(b).
     SECTION 5.3 Efforts to Consummate.
          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other party and use (and shall cause its respective Subsidiaries to use) its respective reasonable best efforts, to the fullest extent permitted by applicable Law, to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Offer and the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
          (b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable following the date of this Agreement (but in no event later than ten (10) Business Days hereafter) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take, or cause to be taken, all other actions consistent with this Section 5.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to the Transactions and (y) if any state takeover statute or similar Law becomes applicable to the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.
          (c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent shall take such actions as shall be necessary to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date) in each case, as may be required in order to obtain any approvals from any Governmental Authority necessary to consummate the Transactions or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Action or Proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Transactions, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer and the Merger or (ii) that individually or in the aggregate is or would be reasonably expected to result in a material diminution of the benefits of the Transactions to Parent (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) (any such action, undertaking, condition or other restriction, a “Materially Burdensome Condition”). The Company shall agree, if requested by Parent in writing, to commit to take any of the foregoing actions with respect to the assets or business of the Company in furtherance of this Section 5.3; provided, however, that any such action may be conditioned upon the consummation of the Offer and the Merger and the other Transactions.
     SECTION 5.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, except as expressly permitted by Section 5.2, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Offer, the Merger or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with or other requirement of NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party to the extent reasonably practicable).
     SECTION 5.5 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the officers, employees, accountants, properties, books, Contracts and records of the Company and its Subsidiaries and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities Laws and rules and regulations promulgated thereunder and (ii) other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement of the Company or any of its Subsidiaries with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries (iii) otherwise violate any applicable Laws or (iv) which would result in a competitor of the Company or any of its Subsidiaries receiving material information which is competitively sensitive; provided, further, however, that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information or documents and take such other action (such as the redaction of identifying or confidential information or entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) with respect to such information or documents as is necessary to permit disclosure to Parent and Parent’s Representatives. Until the Effective Time, the information provided pursuant to this Agreement will be subject to the terms of the Confidentiality Agreement, dated as of December 31, 2007, between Parent, the record and beneficial owner of all of the outstanding capital stock of Parent, and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.
     SECTION 5.6 Notification of Certain Matters. The Company shall give reasonably prompt notice to Parent, and Parent shall give reasonably prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (ii) any Actions or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in the case of either clause (i) or (ii), would, in the case of the Company, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, in the case of the Company or Parent, prevent or materially delay consummation of the Transactions. Prior to the Acceptance Time, the Company shall give reasonably prompt written notice to Parent of (a) the occurrence, or failure to occur, after the date of this Agreement, of any fact or event which has caused or would be reasonably likely (i) to cause any representation or warranty contained in this Agreement or in any section of the Company Disclosure Letter to be untrue or inaccurate in any material respect or (ii) to cause any covenant, condition or agreement (other than any covenant or agreement of Parent or Purchaser) under this Agreement (including the conditions set forth in Annex A hereto) not to be complied with or satisfied and (b) any failure by the Company to comply with or satisfy in any material respect, any covenant, condition or agreement to be complied with or satisfied by the Company hereunder (including the conditions set forth in Annex A hereto); provided that no such notification shall affect the representations and warranties of the Company contained in Article III or the conditions to the obligations of Parent or Purchaser hereunder.
     SECTION 5.7 Indemnification and Insurance.
          (a) From the Acceptance Time until the Effective Time Parent shall cause (including by providing adequate funding) the Company to, and after the Effective Time Parent shall cause (including by providing adequate funding) the Surviving Corporation to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) as provided in the Company Charter Documents or any written indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement), without further action, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent, for a period of at least six (6) years after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter

Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. Parent shall cause (including by providing adequate funding to) the Surviving Corporation to, honor all of its indemnification obligations existing as of the Effective Time.
          (b) For the six (6) year period commencing immediately after the Acceptance Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who were or are currently (and any additional persons who at or prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policies in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time; provided that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time)); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premiums, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at the sum of (i) an annual premium of 200% of the current aggregate annual premiums plus (ii) the unearned portion of the premium paid by the Company for the current year for such insurance.
          (c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and, in addition to, and not in substitution for, and shall not impair any other rights to indemnification or contribution that any such Person may have by contract, under the Company Charter Documents, or the comparable organization documents of the Surviving Corporation or any of its subsidiaries, under applicable Law, or otherwise. Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 5.7.
     SECTION 5.8 Fees and Expenses. Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated; provided that the fees and expenses of printing and mailing the Offer Documents, all filing and other fees paid to the SEC in connection with the Offer and the Merger and all filing fees and other out of pocket fees and expenses incurred by the Company or any of its Subsidiaries pursuant to Section 5.3, shall be reimbursed by Parent to the Company or such Subsidiary in the event that this Agreement is terminated by (a) the Company or Parent pursuant to Section 7(b)(i), Section 7(b)(ii) or Section 7(b)(iii) or (b) the Company pursuant to Section 7(d)(i) and, in any case, at the time of such termination any applicable period under the HSR Act shall not have expired or been terminated.
     SECTION 5.9 Rule 16b-3. Prior to the Acceptance Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     SECTION 5.10 Employee Matters.
          (a) Parent shall, for a period of one (1) year immediately following the later of the Acceptance Time and the Effective Time, provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, employees who shall have been employees of the Company or any of its Subsidiaries at the Acceptance Time who continue as employees of the Company, its Subsidiaries or the Surviving Corporation following the Acceptance Time (the “Company Employees”) with employee benefit plans, programs, policies and arrangements (other than equity-based plans and severance arrangements) that are comparable, in the aggregate, to the employee benefit plans, programs and arrangements (other than equity-based plans and severance arrangements) provided by the Company and its Subsidiaries to Company Employees immediately prior to the Acceptance Time. Parent shall recognize the service of Company Employees with the Company and its Subsidiaries prior to the Acceptance Time as service with Parent and its Affiliates in connection with any Parent Benefit Plan which is made available to Company Employees following the Acceptance Time for purposes of any waiting period, vesting, eligibility and benefit entitlement where length of service is relevant. Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing conditions, if any, with respect to participation and coverage requirements applicable to Company Employees and their dependents under any Parent Benefit Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Acceptance Time (other than any limitations that were in effect with respect to such employees as of the Acceptance Time under the analogous Company Plan), and (ii) provide credit to Company Employees and their dependents for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs or arrangements of the Company and its Subsidiaries during the portion of the relevant plan year, including the Purchase Date. Parent shall cause the Surviving Corporation and its Subsidiaries to expressly assume and agree to perform any employment, severance or change in control agreement listed in Section 3.11(h) of the Company Disclosure Letter in the same manner and to the same extent that the Company and its Subsidiaries would be required to perform it if the Transactions had not taken place. Notwithstanding anything to the contrary contained herein, Parent shall honor, and cause the Surviving Corporation and its Subsidiaries to honor, in accordance with its terms as in effect immediately prior to the Acceptance Time, the 2008 Severance Pay Plan for the benefit of Company Employees.
          (b) This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Article V, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10.
          (c) Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Plan or any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries; (ii) prevent the amendment or termination of any Company Plan in accordance with its terms, or interfere with the right or obligation of Parent or its Affiliates to make such changes as are necessary to conform with applicable Law (including without limitation Section 409A of the Code); or (iii) limit the right of Parent or any of its Affiliates to terminate the employment of any employee at any time.
          (d) If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Company Compensation Arrangements for Covered Stockholders, the Company intends that all such amounts payable under such Company Compensation Arrangements (i) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Stockholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Stockholders. If there has been any adoption, approval, amendment or modification of any Company Compensation Arrangement, either prior to or after the date of this Agreement, the Company agrees that, upon the request of Parent, the Compensation Committee of the Company Board, consisting solely of independent directors, shall approve resolutions approving such adoption, approval, amendment or modification as an employment compensation, severance or other employee benefit arrangements, in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.
     SECTION 5.11 Delisting. Parent shall cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
     SECTION 5.12 Takeover Laws. The Company and the Company Board shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other Transactions and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger or any of the other Transactions, use reasonable best efforts to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other Transactions.
     SECTION 5.13 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Offer, the Merger or the other Transactions, and no such settlement shall be agreed to without Parent’s prior written consent, which prior to the Acceptance Time shall not be unreasonably withheld, delayed or conditioned.
     SECTION 5.14 Purchase of Shares of Series D-1 Preferred Stock. Purchaser shall (and Parent shall cause Purchaser to) purchase, subject to the terms and conditions of the Preferred Stockholder Agreement, the shares of Series D-1 Preferred Stock held by the Company Preferred Stockholders.

ARTICLE VI
Conditions to the Merger
     SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) The Company Stockholder Approval shall have been obtained, if and to the extent required by applicable Law in order to consummate the Merger.
          (b) No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.
          (c) Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Purchaser may invoke this condition if Purchaser shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.
ARTICLE VII
Termination
     SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by the mutual written consent of the Company and Parent duly authorized by the Company Board (including, from and after the Acceptance Time, the Independent Director Approval contemplated by Section 1.3(c)) and the Board of Directors of Parent; or
          (b) by either the Company or Parent:
     (i) if the Merger shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;
     (ii) if any Restraint enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal shall be in effect and shall have become final and non appealable; provided that the right to terminate this Agreement under this Section 7.l(b)(ii) shall not be available to a party if the issuance of such final, non appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or
     (iii) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Purchaser having accepted for purchase any shares of Company Common Stock pursuant to the Offer, other than due to a breach of this Agreement by the terminating party; or
(c) by Parent, prior to the Acceptance Time:
     (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in any of the events set forth in clause (c) or (d) of Annex A to occur and (B) is not cured, or cannot be cured, by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent (or if the Outside Date is less than thirty (30) calendar days from the notice by Parent, is not cured, or cannot be cured, by the Company by the Outside Date); or
     (ii) if a Company Adverse Recommendation Change shall have occurred; or
(d) by the Company, prior to the Acceptance Time:
     (i) if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in (x) any representation or any representation or warranty of Parent and Purchaser contained in this Agreement not being true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein) except, in the case of this clause (x), to the extent that the facts or matters as to which such representation or warranty is not so true and correct, individually or in the aggregate, have not had and could not reasonably be expected to be materially adverse to the ability of Parent and Purchaser to perform their obligations under this Agreement or to consummate the Transactions by the Outside Date, or (y) a failure by Parent or Purchaser to perform in all material respects its agreements, covenants and obligations required to be performed by it under this Agreement at or prior to such time and (B) is not cured, or is incapable of being cured, by Parent or Purchaser within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the Outside Date is less than thirty (30) calendar days from the notice by the Company, is not cured, or is incapable of being cured, by Parent or Purchaser by the Outside Date); or
     (ii) if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal, but only after complying with the provisions of Section 5.2(b), including paying to Parent the Termination Fee and

Expense Payment payable pursuant to Section 7.3 concurrently with such termination.
     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice of such termination shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.8, 7.2 and 7.3, Article VIII, the last sentence of Section 1.2(b), the last sentence of Section 5.5 and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement in accordance with its terms, and Sections 1.3 and 5.7, which shall survive any termination of this Agreement following the Acceptance Time but prior to the Effective Time) and there shall be no liability or other obligation on the part of Parent, Purchaser or the Company or their respective Subsidiaries, or its or their respective stockholders, controlling persons or Representatives, except (a) the Company or Parent may have liability as provided in Section 7.3, and (b) nothing shall relieve Parent, Purchaser or the Company from liability for any willful and material breach by such party of its covenants under this Agreement to be performed prior to the Closing Date. In the event of termination of this Agreement pursuant to Section 7.1 prior to the expiration of the Offer, Parent and Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of any Shares thereunder. If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.
     SECTION 7.3 Termination Fees.
          (a) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent, no later than the second (2nd) Business Day following termination in the case of Section 7.1(c)(ii) and concurrently with termination in the case of Section 7.1(d)(ii), by wire transfer of same-day funds (i) a termination fee of $12,600,000 (the “Termination Fee”) and (ii) all out-of-pocket expenses, actually documented and incurred or payable by or on behalf of Parent or Purchaser in connection with or in anticipation of the Transactions (whether before or after the date of this Agreement), including all attorneys’ fees, financial advisor’s fees, accountants’ fees and filing fees (the “Expense Payment”); provided that in no circumstance shall the Expense Payment exceed $1,000,000 in the aggregate.
          (b) In the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b)(iii), or Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) as a result of a breach of Section 5.2, and (ii) in each case prior to the time of such termination a bona fide Takeover Proposal or an intention (whether or not conditional) to make a Takeover Proposal has been publicly made or otherwise made known to the Company Board or generally to the Company Stockholders and not withdrawn at least five (5) Business Days prior to termination, and (iii) if, within 12 months after the date of such termination, a definitive agreement is entered into by the Company or any of its Affiliates with respect to any Takeover Proposal or any Takeover Proposal is consummated, then the Company shall pay to Parent, on the date such agreement is entered into or on the date that such Takeover Proposal is consummated, whichever is earlier, by wire transfer of same-day funds, an amount equal to the Termination Fee and the Expense Payment; provided, however, that for the purpose of this

Section 7.3(b), all references in the definition of Takeover Proposal to “25%” shall instead be deemed to refer to “a majority”.
          (c) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee or Expense Payment when due, the Company shall reimburse Parent for all costs and expenses incurred or accrued by it (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3 with interest on the amount of the Termination Fee and/or Expense Payment, as the case may be, from the date that such payment was required to be made until the date of actual payment at the prime rate of Citibank, N.A., in effect on the date that such payment was required to be made.
ARTICLE VIII
Miscellaneous
     SECTION 8.1 Survival of Representations, Warranties and Agreements. The representations and warranties contained herein or in any other writing delivered pursuant hereto, as well as any covenant or agreement of the parties that by its terms contemplates performance exclusively prior to the Effective Time, shall survive until (but not beyond) the Effective Time. Nothing in this paragraph shall limit any covenant or agreement of any of the parties that by its terms contemplates performance in whole or in part after the Effective Time.
     SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Stockholder Approval, by written agreement of the parties hereto upon action taken by their respective Boards of Directors (which in the case of the Company after the Acceptance Time shall include the Independent Director Approval contemplated by Section 1.3); provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange would require further approval by any of the stockholders of the Company without such approval.
     SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, either Parent or the Purchaser, on the one hand, or the Company, on the other, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other, (b) extend the time for the performance of any of the obligations or acts of the other or (c) waive compliance by the other with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; and provided, that in the case of the Company following the Acceptance Time, the Independent Director Approval contemplated by Section 1.3 is obtained; provided, further, that after the Company Stockholder Approval is obtained, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange would require further approval by any of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided that Parent and Purchaser may assign any of or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this section shall be null and void.
     SECTION 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 8.5 provided that receipt of copies of such counterparts is confirmed.
     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Annex A hereto, the Company Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.7, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
     SECTION 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
          (b) All Actions or Proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such Action or

Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
          (c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.
     SECTION 8.8 Specific Enforcement; Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Parent and Purchaser agree and acknowledge that none of the directors, officers or Affiliates of the Company shall have any personal liability hereunder, including, without limitation, for any breach of this Agreement or inaccuracy of any representation or warranty.
     SECTION 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by facsimile transmission (with acknowledgment received), by electronic mail (with receipt confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Parent or Purchaser, to:
Galderma Laboratories, Inc.
c/o Galderma Laboratories, L.P.
14501 North Freeway
Fort Worth, TX 76177
Attention: Albert Draaijer, President
Facsimile: (817) 961-0035
E-mail: albert.draaijer@galderma.com
with a copy (which shall not constitute notice) to:
Galderma Laboratories, Inc.
c/o Galderma Laboratories, L.P.
14501 North Freeway
Fort Worth, TX 76177
Attention: Quintin Cassidy, General Counsel
Facsimile: (817) 961-0034
E-mail: quintin.cassady@galderma.com

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Paul S. Bird, Esq.
Facsimile: (212) 909-6836
E-mail: psbird@debevoise.com
If to the Company, to:
CollaGenex Pharmaceuticals, Inc.
41 University Drive
Newton, PA 18940
Attention: Andrew K. W. Powell, General Counsel
Facsimile: (215) 579-7388
E-mail: apowell@collagenex.com
with a copy (which shall not constitute notice) to:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attention: Robert S. Reder, Esq.
Facsimile: (212) 822-5680
E-mail: rreder@milbank.com
or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     SECTION 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
     SECTION 8.11 Definitions.
          (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

          “Action or Proceeding” shall mean any action, suit, proceeding, hearing, charge, complaint, grievance, arbitration or Governmental Authority investigation.
          “Adverse Drug Reaction Report” shall mean an adverse drug experience reported to the FDA or other corresponding Governmental Authority associated with the use of a drug, whether or not considered drug related, including the following: an adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action.
          “Affiliate” shall mean, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
          “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
          “Company Board” shall mean the Board of Directors of the Company or any duly constituted committee thereof which has been given the authority to act in the name, place and stead of the Board of Directors of the Company with respect to this Agreement, the Offer, the Merger and the other Transactions.
          “Company Option” shall mean any option to purchase shares of Company Common Stock granted under any Company Stock Plan.
          “Company Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) , and any other (i) written or oral employee benefit plan, scheme, program, policy, arrangement and contract (ii) bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and (iii) employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary that, in each case, is maintained, sponsored or contributed to, or required to be contributed to, by the Company or any Subsidiary, or to which the Company or a Subsidiary is party, or with respect to which any of them could incur liability under the Code or ERISA or any similar non-U.S. law.
          “Company Rights Agreement” shall mean the Amended and Restated Shareholder Protection Rights Agreement dated as of May 29, 2002, between the Company and American Stock Transfer & Trust Company.
          “Company Stock Plan” shall mean any Company Plan pursuant to which shares of Company Common Stock have been reserved for issuance.

          “GAAP” shall mean generally accepted accounting principles in the United States.
          “Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
          “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law, including (i) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5. and (iii) any other chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Knowledge” shall mean (i) in the case of Parent, the actual knowledge, after due inquiry, of any officer of Parent and (ii) in the case of the Company, the actual knowledge, after due inquiry, of any officer of the Company, including the President and Chief Executive Officer, the Chief Financial Officer and Treasurer, the Senior Vice President, Sales and Marketing, the Senior Vice President and Chief Medical Officer, the Vice President, Business Development and Strategic Planning, and the Vice President, General Counsel and Secretary; provided that, for the purposes of clause (ii), “due inquiry” shall not require inquiries of any Person who provides goods or services of any nature to the Company or any of its Subsidiaries.
          “Outside Date” shall mean June 30, 2008; provided, however, in the event that the expiration or termination of the waiting periods applicable to the Transactions under the HSR Act has not occurred prior to June 30, 2008, either the Company or Parent may, upon written notice to and without the consent of the other party, postpone the Outside Date on one or more occasions for periods of not less than 20 days but in no event beyond September 30, 2008.
          “Parent Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Parent or any of its Subsidiaries or Affiliates.
          “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          “Purchase Date” shall mean the first date on which Purchaser accepts for payment Shares tendered and not withdrawn pursuant to the Offer.
          “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.
          “Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
          “Transactions” refers collectively to this Agreement, the transactions contemplated hereby to take place on or before the Closing Date, including the Offer and the Merger, and the transactions contemplated by the Preferred Stockholder Agreement.

          The following terms are defined on the page of this Agreement set forth opposite such term below:

14d-10 Approvals	27
Acceptance Time	8
Agreement	1
Alternative Transaction Notice	43
Antitrust Laws	45
Bankruptcy and Equity Exception	17
Board Representation Period	6
Certificate of Merger	9
Certificates	11
Closing	9
Closing Date	9
Code	4
Company	1
Company Acquisition Agreement	43
Company Adverse Recommendation Change	42
Company Charter Documents	15
Company Common Stock	1
Company Compensation Arrangements	27
Company Contracts	28
Company Current Reports	19
Company Disclosure Letter	14
Company Employees	49
Company Financial Statements	19
Company Intellectual Property	31
Company Leases	34
Company Material Adverse Effect	14
Company Preferred Stock	16
Company Preferred Stockholder	2
Company Recommendation	18
Company Rights	16
Company SEC Documents	19
Company Securities	17
Company Stockholder Approval	18
Company Stockholders	1
Company Stockholders Meeting	8
Confidentiality Agreement	47
Contract	18
Covered Stockholders	27
CSA	22
DGCL	1
Dissenting Shares	13
Dissenting Stockholder	13
Effective Time	9
Environmental Laws	30
ERISA	59
Exchange Act	2
Expense Payment	53
FDA	22
FDCA	22
Filed Company SEC Documents	14
Indemnitee	48
Indemnitees	48
Independent Director Approval	7
Independent Directors	7
Intellectual Property	31
IP Licenses	31
IRS	26
Laws	21
Leased Real Property	34
Liabilities	19
Licenses In	31
Licenses Out	31
Materially Burdensome Condition	46
Merger	1
Merger Consideration	10
Merger Option	5
Merger Option Shares	5
Minimum Condition	2
NASDAQ	6
Offer	1
Offer Documents	4
Offer Price	1
Option Consideration	13
Parent	1
Patents	31
Paying Agent	10
Permits	21
PHSA	22
Preferred Stockholder Agreement	1
Proxy Statement	8
Purchaser	1
Qualified Person	7
Representatives	41
Restraints	51
Schedule 14D-9	4

Schedule TO	3
SEC	3
Securities Act	15
Series D-1 Holders	8
Series D-1 Preferred Stock	1
Series D-1 Preferred Stock Certificate of Designation	1
Series D-1 Shares	1
Series D-1 Certificates	11
Share	1
Shares	1
Software	31
SOX	19
Superior Proposal	44
Surviving Corporation	9
Takeover Proposal	44
Tax Returns	25
Taxes	25
Termination Fee	53
Trademarks	31
     SECTION 8.12 Interpretation.
          (a) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Except as otherwise specifically provided for in this Agreement, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GALDERMA LABORATORIES, INC.
By:
	Name:	Albert Draaijer
	Title:	President

GALDERMA ACQUISITION INC.
By:
	Name:	Albert Draaijer
	Title:	Treasurer and Vice President

COLLAGENEX PHARMACEUTICALS, INC.
By:
	Name:	Colin W. Stewart
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A
Conditions to the Offer
          The capitalized terms used in this Annex A have the meanings set forth in the Agreement to which this Annex A is attached, except that the term “the Agreement” shall be deemed to refer to such Agreement.
          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (ii) any applicable waiting period under the HSR Act (and any extension thereof) shall not have expired or been terminated prior to the expiration of the Offer, (iii) any Materially Burdensome Condition shall have been imposed in connection with obtaining any approvals or terminations described in clause (ii), or (iv) immediately prior to the expiration of the Offer, any of the following conditions shall exist:
(a)	there shall be any Restraint which enjoins, restrains, prevents or prohibits the making or consummation of the Offer or the Merger or makes the making or consummation of the Offer or the consummation of the Merger illegal or imposes a Materially Burdensome Condition;

(b)	there shall be instituted or pending any Action or Proceeding brought by a Governmental Authority challenging the acquisition by Parent or Purchaser of the Shares or otherwise seeking to enjoin, restrain, prevent or prohibit the making or consummation of the Offer or the Merger or impose a Materially Burdensome Condition;

(c)	(i) any representation or warranty of the Company contained in Section 3.2(a) and Section 3.2(b) (other than clauses (B) and (C) of the first sentence of Section 3.2(b) and the last sentence of Section 3.2(b)) shall not be true and correct (except for any de minimus inaccuracy), (ii) any representation or warranty contained in clauses (B) and (C) of the first sentence of Section 3.2(b) or Section 3.11(d) shall not be true and correct in all material respects, and (iii) any representation or warranty of the Company contained in any other section of the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality, or Company Material Adverse Effect set forth therein), in the case of each of clauses (i), (ii) and (iii), as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect;

A-1

(d)	the Company shall not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Agreement at or prior to the date of determination;

(e)	the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in paragraphs (c) and (d) of this Annex A shall not have occurred and continue to exist;

(f)	there shall have occurred any change, event, effect or occurrence arising since the date of this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(g)	other than filings pursuant to the HSR Act, any consent, approval or authorization of any Governmental Entity required to consummate the Offer or the Merger shall not have been obtained, unless the failure to obtain such consent, approval or authorization has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(h)	the Agreement shall have been terminated in accordance with its terms; or

(i)	the Preferred Stockholder Agreement shall have been terminated or any Company Preferred Stockholder shall have failed to comply with the Preferred Stock Agreement in any material respect and, as a result of such failure, Parent will not be able to cause the Merger to become effective as soon as practicable after the Acceptance Time in accordance with Section 253 of the DGCL.
           The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Agreement, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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ANNEX B
PREFERRED STOCK PURCHASE AND VOTING AGREEMENT
     THIS PREFERRED STOCK PURCHASE AND VOTING AGREEMENT (this “Agreement”), dated as of February 25, 2008, is made and entered into by and among Galderma Laboratories, Inc., a Delaware corporation (“Parent”), Galderma Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the persons listed on Schedule I hereto (collectively, the “Company Preferred Stockholders”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it exists on the date hereof, the “Original Merger Agreement”, or as it may be amended from time to time, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, (a) Purchaser will commence a tender offer to purchase all of the outstanding shares of common stock, par value $0.01, of the Company (“Company Common Stock”) (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”), and (b) following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, as of the date hereof, each Company Preferred Stockholder is the record or “beneficial holder” (as defined under Rule 13d-3 under the Exchange Act) of the number of issued and outstanding shares of Series D-1 Cumulative Convertible Preferred Stock, par value $0.01, of the Company (the “Series D-1 Preferred Stock”), set forth opposite such Company Preferred Stockholder’s name on Schedule I hereto (all such shares of Series D-1 Preferred Stock, the “Subject Shares”); and
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that each Company Preferred Stockholder enter into this Agreement, and each Company Preferred Stockholder has agreed to do so in order to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement;
     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale of Subject Shares
     Section 1.1. Sale and Purchase of Subject Shares. Upon the terms and subject to the conditions contained herein, at the Closing (as defined below) each Company Preferred Stockholder shall sell, convey, transfer, assign and deliver to Purchaser such Company Preferred Stockholder’s Subject Shares, free and clear of all liens, pursuant to this Agreement (the “Sale”).
     Section 1.2. Consideration for the Subject Shares. Upon the terms and subject to the conditions contained herein, Purchaser shall (and Parent shall cause Purchaser to) pay to each Company Preferred Stockholder an amount equal in cash to the product of the number of shares of Company Common Stock into which such Company Preferred Stockholder’s Subject Shares are convertible pursuant to and in accordance with Section A.5 of the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock multiplied by the Offer Price (each such amount, the “Purchase Price”).
     Section 1.3. Delivery of Subject Shares. At the Closing, each Company Preferred Stockholder shall deliver to Purchaser one or more duly issued and executed stock certificates, representing all of such Company Preferred Stockholder’s Subject Shares, together with stock powers duly executed in blank and all requisite stock transfer stamps.
     Section 1.4. Delivery of Purchase Price. At the Closing, Purchaser shall (and Parent shall cause Purchaser to) deliver to each Company Preferred Stockholder the Purchase Price for such Company Preferred Stockholder’s Subject Shares in immediately available funds payable to the account designated by such Company Preferred Stockholder at least two Business Days prior to the Closing Date (as defined below).
     Section 1.5. Closing. The closing of the sale and purchase of the Subject Shares (the “Closing”) shall occur at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, on the first date that Purchaser becomes obligated, in accordance with the terms of the Merger Agreement, to pay for Shares pursuant to the Offer (the date on which the Closing occurs, the “Closing Date”).
ARTICLE II
Voting of Subject Shares.
     Section 2.1. Agreement to Vote.
     (a) From the date hereof until the termination of this Agreement in accordance with Section 6.1, except to the extent waived in writing by Parent in its sole and absolute discretion, at any meeting of the stockholders of the Company, however called, or at any

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adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Company Preferred Stockholder shall vote (or cause to be voted) such Company Preferred Stockholder’s Subject Shares and any other shares of capital stock of the Company owned, beneficially or of record, by such Company Preferred Stockholder during the term of this Agreement (such shares, together with the Subject Shares, the “Voting Shares”): (a) against any action, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any of the parties hereto under this Agreement; and (b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries; (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; (iv) any change in the majority of the board of directors of the Company; (v) any change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or by-laws; (vi) any other material change in the Company’s corporate structure or business; and (vii) any other action, transaction or proposal involving the Company or any of its Subsidiaries that is intended or would reasonably be expected to (A) prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Offer, the Merger, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing or (B) change in any manner the voting rights of the Subject Shares. Each Company Preferred Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.
     (b) In the event that a meeting of the stockholders of the Company is held, each Company Preferred Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause its Voting Shares to be counted as present thereat for purposes of establishing a quorum.
     (c) Each Company Preferred Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 2.
     (d) EACH COMPANY PREFERRED STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS QUINTIN CASSADY AND ALBERT DRAAIJER, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND EACH OF THEM INDIVIDUALLY, SUCH COMPANY PREFERRED STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH

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COMPANY PREFERRED STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF THE COMPANY, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE VOTING SHARES OWNED OR HELD BY SUCH COMPANY PREFERRED STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 2.1(a) HEREOF UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH COMPANY PREFERRED STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 2.1(d) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH COMPANY PREFERRED STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH COMPANY PREFERRED STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE VOTING SHARES OWNED OR HELD BY SUCH COMPANY PREFERRED STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 2.1(a) HEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER PARENT, NOR ANY OF ITS SUCCESSORS, ASSIGNS, AFFILIATES, SUBSIDIARIES, EMPLOYEES, OFFICERS, DIRECTORS, STOCKHOLDERS, AGENTS OR OTHER REPRESENTATIVES, SHALL INCUR ANY LIABILITY TO ANY STOCKHOLDER IN CONNECTION WITH OR AS A RESULT OF ANY EXERCISE OF THE PROXY GRANTED TO PARENT PURSUANT TO THIS SECTION 2.1(d), OTHER THAN FOR A BREACH OF THIS SECTION 2.1(d). NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.
ARTICLE III
Representations and Warranties of Each Company Preferred Stockholder
     Each Company Preferred Stockholder hereby severally, and not jointly, represents and warrants to Parent and Purchaser (as to such Company Preferred Stockholder) as follows:
     Section 3.1. Authority. Such Company Preferred Stockholder has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Company Preferred Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Company Preferred Stockholder and, assuming the due authorization, execution, and delivery of this Agreement by Parent, Purchaser and each other

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Company Preferred Stockholder, this Agreement constitutes a legal, valid, and binding obligation of such Company Preferred Stockholder, enforceable against such Company Preferred Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     Section 3.2. Ownership of Subject Shares; Total Shares. Such Company Preferred Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Shares listed beside such Company Preferred Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, such Company Preferred Stockholder does not own, beneficially or otherwise, any Shares, Company Options or other securities of the Company other than as set forth opposite such Company Preferred Stockholder’s name in Schedule I hereto.
     Section 3.3. Voting Power. Such Company Preferred Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Preferred Stockholder’s Voting Shares, with no material limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.
     Section 3.4. Consents and Approvals; No Violation. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Company Preferred Stockholder and the consummation by such Company Preferred Stockholder of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by such Company Preferred Stockholder, the consummation by such Company Preferred Stockholder of the transactions contemplated by this Agreement or compliance by such Company Preferred Stockholder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents, if applicable, of such Company Preferred Stockholder, (B) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Company Preferred Stockholder is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to such Company Preferred Stockholder,

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except in each case under clauses (A), (B) and (C), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of such Company Preferred Stockholder to perform such Company Preferred Stockholder’s obligations hereunder.
     Section 3.5. No Finder’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Preferred Stockholder.
ARTICLE IV
Representations and Warranties of Parent and Purchaser
     Parent and Purchaser hereby represent and warrant to the Company Preferred Stockholders as of the date of this Agreement as follows:
     Section 4.1. Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     Section 4.2. Corporate Authorization; Validity of Agreement; Necessary Action. Parent and Purchaser have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser, and, assuming the due authorization, execution and delivery thereof by the Company and each of the Company Preferred Stockholders, constitutes a valid and legally binding agreement of Parent and Purchaser enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     Section 4.3. Consents and Approvals; No Violation. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by each of Parent and Purchaser, the consummation by each of Parent and Purchaser of the transactions contemplated by this Agreement or compliance by each of Parent and Purchaser with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents Parent or Purchaser, (B) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation,

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amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Parent or Purchaser is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Parent or Purchaser, except in each case under clauses (A), (B) or (C), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely effect the ability of each of Parent and Purchaser to perform its obligations hereunder.
ARTICLE V
Covenants of Each Company Preferred Stockholder
     Each Company Preferred Stockholder severally covenants and agrees as follows:
     Section 5.1. Restriction on Transfer, Proxies, and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earlier of (1) the Effective Time, (2) the termination of the Merger Agreement or (3) the termination of this Agreement in accordance with Section 6.1, each Company Preferred Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any or all of such Company Preferred Stockholder’s Voting Shares or any other securities of the Company or any interest therein to any Person, other than pursuant to the Merger Agreement or the Offer, (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of such Company Preferred Stockholder’s Voting Shares that could reasonably be expected to impede, interfere with or prevent the Merger, (iii) deposit any of such Company Preferred Stockholder’s Voting Shares into a voting trust or enter into a voting agreement with respect to any of such Company Preferred Stockholder’s Voting Shares, other than pursuant to this Agreement or (iv) take any action that would make any representation or warranty of such Company Preferred Stockholder contained in this Agreement untrue or incorrect in any material respect or that would reasonably be expected to have the effect of preventing or disabling or delaying such Company Preferred Stockholder from performing such Company Preferred Stockholder’s obligations under this Agreement.
     Section 5.2. Stop Transfer; Changes in Voting Shares. Each Company Preferred Stockholder agrees with, and covenants to, Parent and Purchaser that (i) this Agreement and the obligations hereunder shall attach to such Company Preferred Stockholder’s Voting Shares and shall be binding upon any person or entity to which legal or beneficial ownership

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shall pass, whether by operation of law or otherwise, and (ii) such Company Preferred Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Company Preferred Stockholder’s Voting Shares, unless such transfer is made in compliance with this Agreement.
     Section 5.3. Appraisal Rights. Each Company Preferred Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Company Preferred Stockholder may have (including, without limitation, under Section 262 of the DGCL).
     Section 5.4. Additional Securities; Certain Events.
     (a) In the event any Company Preferred Stockholder becomes the record or beneficial owner of (i) any shares of Company Common Stock or any other securities of the Company, (ii) any securities which may be converted into or exchanged for such shares or other securities or (iii) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities (collectively, “Additional Securities”), then the terms of this Agreement shall apply to any of such Additional Securities and such Additional Securities shall be considered Voting Shares for purposes hereof. Each Company Preferred Stockholder agrees not to purchase or in any other manner acquire beneficial ownership of any Additional Securities without Parent’s prior written consent.
     (b) Each Company Preferred Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Voting Shares and shall be binding upon any Person to which legal or beneficial ownership of the Voting Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Company Preferred Stockholder’s successors or assigns. Notwithstanding any Transfer of the Voting Shares, the transferor shall remain liable for the performance of all of the obligations of the Company Preferred Stockholder under this Agreement.
     Section 5.5. Stockholder Capacity. Each Company Preferred Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of the Voting Shares. Nothing contained in this Agreement shall limit the rights and obligations of any Company Preferred Stockholder, any of its Affiliates, Representatives or any employee of any of its Affiliates in his or her capacity as a director or officer of the Company, and the agreements set forth herein shall in no way restrict any director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company.
     Section 5.6. Documentation and Information. Each Company Preferred Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its affiliates of its identity and holding of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or

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other Governmental Authority, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Company Preferred Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.
ARTICLE VI
Termination
     Section 6.1. This Agreement and the covenants and agreements set forth in this Agreement (a) shall automatically (without any further action of the parties) terminate upon the termination of the Original Merger Agreement or the Merger Agreement in accordance with its terms and (b) shall be terminable by the Company Preferred Stockholders holding a majority of the Series D-1 Preferred Stock upon (i) any modification or amendment of the Merger Agreement that is adverse to the Company Preferred Stockholders in any material respect (including, without limitation, any reduction in the Offer Price), (ii) any waiver by the Company of any obligation of Parent or Purchaser under the Original Merger Agreement or the Merger Agreement, including, without limitation, any of the Conditions of the Offer set forth in Annex A of the Original Merger Agreement or the Merger Agreement, which such waiver is adverse to the Company Preferred Stockholders in any material respect or (iii) the occurrence of a Company Adverse Recommendation Change, provided that, in the case of clauses (i) and (ii), the Company Preferred Stockholders holding a majority of the Series D-1 Preferred Stock have not consented in writing to such modification, amendment or waiver, and except that any termination of this Agreement pursuant to this Section 6.1 shall not relieve any party from liability for any breach hereof prior to such termination. If this Agreement shall be terminated pursuant to this Section 6.1, no Sale shall occur.
ARTICLE VII
Miscellanous
     Section 7.1. Governing Law; Jurisdiction; Waiver of Jury Trial.
     (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

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          (b) All Actions or Proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
          (c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.
     Section 7.2. Specific Performance. Each Company Preferred Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements of such Company Preferred Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent is and will be relying on such covenants, obligations and agreements in connection with entering into the Merger Agreement and the performance of Parent’s obligations under the Merger Agreement, and (c) a violation of any of the covenants, obligations or agreements of such Company Preferred Stockholder contained in this Agreement will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, each Company Preferred Stockholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Company Preferred Stockholder, as the case may be, from committing any violation of such covenants, obligations or agreements and to specifically enforce the terms of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under applicable law.
     Section 7.3. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that Parent may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent from its obligations under this Agreement. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof; provided, however, that the Company shall be a third party beneficiary of

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the obligations of the parties to this Agreement and shall be entitled to enforce those obligations as though a party hereto.
     Section 7.4. Amendments, Waivers, etc. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent, Purchaser and the Company Preferred Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 6.1.
     Section 7.5. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by facsimile transmission (with acknowledgment received), by electronic mail (with receipt confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:
     If to the Company Preferred Stockholders: At the address set forth beside each Company Preferred Stockholder’s name listed on Schedule I.
If to Parent or Purchaser, to:
Galderma Laboratories, Inc.
c/o Galderma Laboratories, L.P.
14501 North Freeway
Fort Worth, TX 76177
Attention: Albert Draaijer, President
Facsimile: (817) 961-0035
E-mail: albert.draaijer@galderma.com
with a copy (which shall not constitute notice) to:
Galderma Laboratories, Inc.
c/o Galderma Laboratories, L.P.
14501 North Freeway
Fort Worth, TX 76177
Attention: Quintin Cassidy, General Counsel
Facsimile: (817) 961-0034
E-mail: quintin.cassady@galderma.com

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with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Paul S. Bird, Esq.
Facsimile: (212) 909-6836
E-mail: psbird@debevoise.com
or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 7.6. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
     Section 7.7. Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 7.8. Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
     Section 7.9. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

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     Section 7.10. Further Assurances. From time to time at the request of Parent, and without further consideration, each Company Preferred Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.
     Section 7.11. Section Headings. The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 7.12. Public Announcements. No Company Preferred Stockholder shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.
     Section 7.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
[SIGNATURE PAGES FOLLOW]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GALDERMA LABORATORIES, INC.

By:

Name: Albert Draaijer
Title: President

GALDERMA ACQUISITION INC.

By:

Name: Albert Draaijer
Title: Treasurer and Vice President
[Signature Page to Preferred Stock Purchase Agreement]

Robert J. Easton
[Signature Page to Preferred Stock Purchase Agreement]

Cutchogue Point AP, LLC

Richard A. Horstmann, as Managing Member
[Signature Page to Preferred Stock Purchase Agreement]

OCM PRINCIPAL OPPORTUNITIES FUND, L.P.

By:	OCM Principal Opportunities Fund GP, LLC
	Its:	General Partner

	By:	Oaktree Capital Management, L.P.
	Its:	Managing Member

By:

Name:
Title:

By:

Name:
Title:
[Signature Page to Preferred Stock Purchase Agreement]

PEBBLEBROOK PARTNERS, LTD.

By:

Name: Stuart Schube
Title: General Partner
[Signature Page to Preferred Stock Purchase Agreement]

SCHEDULE I

Company Preferred Stockholder	Shares of Series D-1
(Name and Address)	Preferred Stock
OCM Principal Opportunities Fund, L.P. c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071 Attention: Stephen A. Kaplan Facsimile: (213) 830-6395 E-mail: skaplan@oaktreecap.com	177,000

With a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071-3144
Attention: Jeffrey H. Cohen
Facsimile: (213) 621-5288
E-Mail: jcohen@skadden.com

Cutchogue Point AP, LLC XXXXX Bernardsville, NJ 07924	10,000

Robert J. Easton XXXXX New York, NY 10021	2,000

Pebblebrook Partners Ltd. XXXXX Houston, TX 77005	1,000
Schedule I-1